SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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☒	Soliciting Material Pursuant to §240.14a-12
PRIME RETAIL, INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Form of Letter to Certain Preferred Stockholders]

August 5, 2003

Re:

Dear

        On July 8, 2003, Prime Retail, Inc. announced the execution of a definitive agreement pursuant to which an affiliate of The Lightstone Group LLC would, subject to satisfaction of certain conditions, acquire the Company for aggregate consideration of $115 million in cash. The proposed transaction will be accomplished by means of a merger in which outstanding shares of the Company's Series A Preferred Stock, Series B Preferred Stock and Common Stock will be converted into the right to receive an amount per share equal to $16.25, $8.66 and $0.18, respectively. On July 16, 2003, we announced that two holders of the Company's Series A Preferred Stock had indicated to the Company, in separate communications, that the proposed allocation of merger consideration to holders of Series A Preferred Stock was, in their view, inadequate. These communications also included requests for additional information from the Company concerning the transaction and the proposed allocation of merger consideration.

        Rather than disclose information of the type requested on a selected, confidential basis to a limited number of our stockholders, the Company elected to make this information available generally through public disclosure. Accordingly, on August 5, 2003 the Company filed with the SEC information summarizing (i) the events, circumstances, negotiations and deliberations leading to the proposed Lightstone transaction and (ii) the fairness opinion delivered to the Board and the Special Committee by Houlihan Lokey Howard & Zukin Financial Advisors, Inc. that the merger consideration proposed to be received by each of the classes of the Company's capital stock, considered independently, is fair to such respective classes from a financial point of view. You, as well as all other stockholders and investors, may obtain this information, free of charge, at the website maintained by the SEC at http://www.sec.gov or by accessing the Company's website at http://www.primeretail.com.

        In addition to the request for information discussed above, several of the Company's preferred stockholders have suggested that the Company facilitate a discussion to enable holders of the Company's preferred stock to exchange views directly with each other with respect to the proposed transaction, including the allocation of consideration recommended by the Board of Directors and Special Committee. In order to promote such a dialogue and in an effort to obtain constructive input from stockholders, the Company is attempting to arrange for a meeting of several of its largest holders of record of each of the Company's Series A and Series B Preferred Stock. Based on your ownership of the Company's preferred stock, the Company is hereby requesting your participation in this meeting.

        At present and subject to participant availability, the meeting is scheduled to occur in New York City during the week of August 4th. Please advise the undersigned as promptly as possible as to whether you would like to participate in the meeting and, if so what date(s) would be the most convenient.

Very truly yours,
/s/ GLENN D. RESCHKE Glenn D. Reschke Chief Executive Officer and Chairman of the Board of Directors

[Continuation of Form Letter to Certain Preferred Stockholders]

        Prime Retail, its directors and executive offices and certain of Prime Retail's employees may be deemed to be participants in the solicitation of proxies from the stockholders of Prime Retail in connection with the proposed transaction and the meeting. These participants may have interests in the proposed transaction and the meeting, if consummated, including interests resulting from holding equity interests in Prime Retail or its operating partnership. Information about the interest of directors and executive officers of Prime Retail and their ownership of securities of Prime Retail will be set forth in the proxy statement.

        Prime Retail plans to file with the SEC a proxy statement and other relevant documents concerning the proposed transaction. Investors of Prime Retail are urged to read the proxy statement when it is filed and any other relevant documents filed with the SEC because they will contain important information. You will be able to obtain the documents, when they become available, free of charge at the website maintained by the SEC at http://www.sec.gov. In addition, you may obtain documents filed with the SEC by Prime Retail free of charge by accessing the Company's website or by requesting such documents in writing from Prime Retail, Inc., 100 East Pratt Street, 19th Floor, Baltimore, Maryland 21202 or by telephone at (410) 234-0782.

        Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

[THIS DOCUMENT CONTAINS A DESCRIPTION OF THE BACKGROUND OF THE PROPOSED TRANSACTION BETWEEN PRIME RETAIL, INC. AND THE LIGHTSTONE GROUP, LLC AND WILL BE PROVIDED TO CERTAIN HOLDERS OF THE COMPANY'S PREFERRED STOCK.

PRIME RETAIL PLANS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CONCERNING THE PROPOSED TRANSACTION. INVESTORS OF PRIME RETAIL ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS FILED AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INVESTORS WILL BE ABLE TO OBTAIN THE DOCUMENTS, WHEN THEY BECOME AVAILABLE, FREE OF CHARGE AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. IN ADDITION, INVESTORS MAY OBTAIN DOCUMENTS FILED WITH THE SEC BY PRIME RETAIL FREE OF CHARGE BY ACCESSING THE COMPANY'S WEBSITE OR BY REQUESTING SUCH DOCUMENTS IN WRITING FROM PRIME RETAIL, INC., 100 EAST PRATT STREET, 19TH FLOOR, BALTIMORE, MARYLAND 21202 OR BY TELEPHONE AT (410) 234-0782.

PRIME RETAIL, ITS DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN OF PRIME RETAIL'S EMPLOYEES MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF PRIME RETAIL IN CONNECTION WITH THE PROPOSED TRANSACTION. THESE PARTICIPANTS MAY HAVE INTERESTS IN THE ACQUISITION, IF CONSUMMATED, INCLUDING INTERESTS RESULTING FROM HOLDING EQUITY INTERESTS IN PRIME RETAIL OR ITS OPERATING PARTNERSHIP. INFORMATION ABOUT THE INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF PRIME RETAIL AND THEIR OWNERSHIP OF SECURITIES OF PRIME RETAIL WILL BE SET FORTH IN THE PROXY STATEMENT.

INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS.]

Background to the Proposed Transaction with The Lightstone Group, LLC

        In this summary, we may refer to Prime Retail, Inc., a Maryland corporation, as "we," "us," "our," "Prime," or the "Company".

        In January 2000, we suspended payment of distributions on our preferred stock and common stock because of our deteriorating operating performance, obligations to make certain short-term debt payments and limited liquidity with which to meet such obligations. Our operating income continued to decline in 2000 hindering our ability to address capital expenditure needs and debt repayment obligations which, among other reasons, prompted us to sell four of our outlet centers and obtain a $90 million mezzanine loan in December 2000 from an affiliate of Fortress Investment Group LLC ("Fortress") and Greenwich Capital Financial Products, Inc. Thereafter, we were informed that Fortress had acquired the $112 million loan secured by first mortgages on six of our outlet centers sometimes referred to as the "bridge loan." In order to repay both the mezzanine and bridge loan and stabilize our financial condition, we completed several strategic asset sales and significantly reduced operating expenses during 2001 and 2002, resulting in the sale of the bridge loan properties into a joint venture and the repayment of all but $17 million of the $112 million bridge loan in July of 2002, and the repayment in full of the mezzanine loan in December 2002. One such asset sale involved the sale of the Company's outlet center in Barceloneta, Puerto Rico in December, 2002 to an affiliate of The Lightstone Group, LLC ("Lightstone") for an aggregate purchase price of $36.5 million.

        On June 4, 2002, we received an unsolicited proposal from Fortress, which was then a lender to the Company, to sponsor a recapitalization of the Company that would result in Fortress acquiring a controlling interest in the Company. The proposed transaction involved, among other things, a tender offer by Fortress for all of the outstanding capital stock of the Company at a price per share for our series A preferred stock, series B preferred stock and common stock of $8.00, $3.00 and $0.15, respectively, or an aggregate purchase price of approximately $48 million.

        On June 6, 2002, partially in response to the unsolicited proposal from Fortress, our board of directors formed a special committee of independent directors (the "Special Committee") to consider and evaluate recapitalization, restructuring, financing and other strategic alternatives, including the Fortress proposal. Our board of directors appointed Mr. Kenneth A. Randall, Ms. Sharon Sharp, Governor James R. Thompson and Mr. Marvin S. Traub to serve on the Special Committee. Governor Thompson was and is the Chairman of Winston & Strawn LLP, the Company's primary counsel. The Special Committee convened in executive session at the June 6 board meeting and, after considering proposals from several other investment banking firms, selected Houlihan Lokey Howard & Zukin Capital ("Houlihan Lokey") to serve as financial advisor to the Special Committee and to assist the Special Committee and Company in exploring means by which to strengthen the Company's financial position and address the Company's long-term capital requirements.

        On June 21, 2002, Mr. Howard Amster, a director and stockholder of the Company, together with representatives of Houlihan Lokey, met with Fortress to discuss the terms of the Fortress proposal. Although Mr. Amster attended this meeting with the prior approval of the Company, Mr. Amster participated in such meeting solely in his capacity as a stockholder and not as a director or representative of the Company's board.

        On June 25, 2002, Fortress submitted a revised proposal to the Company to sponsor a recapitalization of the Company that would result in Fortress acquiring a controlling interest in the Company. The revised proposal involved, among other things, a tender offer by Fortress for all of the outstanding capital stock of the Company at a price per share for our series A preferred stock, series B preferred stock and common stock of $8.00, $5.00 and $0.20, respectively, or an aggregate purchase price of approximately $66 million.

        On July 1, 2002, the Special Committee elected Mr. Randall as chairman, selected Hogan & Hartson L.L.P. as its special legal counsel and approved the final terms of the engagement agreement with Houlihan Lokey. The Special Committee discussed the revised Fortress proposal and decided to defer responding to Fortress until Houlihan Lokey had an opportunity to complete its review of the Company and the proposal.

        The Special Committee held two meetings in July 2002 at which representatives of Houlihan Lokey reported to the Special Committee on the status of Houlihan Lokey's valuation of the Company and analysis of potential restructuring and other strategic alternatives available to the Company, including preliminary thoughts and analysis concerning the revised Fortress proposal, and a report of Houlihan Lokey's discussions with Fortress to date.

        On July 26, 2002, we sold the six bridge loan properties to a joint venture and repaid all but $17 million of the original $112 million bridge loan held by Fortress. The remaining balance under the bridge loan was converted into a joint venture interest (the "Fortress JV Interest") in an entity that formed another entity with a third party to indirectly acquire the properties. We guaranteed the redemption of such interest, which continues to be held by Fortress, in full plus a stated return on such interest on or before December 31, 2003.

        At the August 12, 2002 Special Committee meeting, representatives of Houlihan Lokey presented an overview of the Company's financial condition, a summary of Houlihan Lokey's valuation of the Company and an analysis of the restructuring and other strategic alternatives available to the Company.

        At the August 13, 2002 board meeting, Houlihan Lokey made a presentation to our board of directors concerning its initial report to the Special Committee, including a discussion about the valuation of the Company and issues facing the Company, both operational and in any restructuring or recapitalization, as well as the advantages and disadvantages of the various recapitalization, restructuring and strategic alternatives available to the Company. At this meeting, the board made a determination that the most recent Fortress proposal was inadequate. During the meeting, Houlihan Lokey also was directed to review various strategic courses of action for the Company, including the sale of substantial assets and the ability to raise capital from our existing stockholders through a rights offering, and to continue to undertake negotiations with Fortress concerning its unsolicited proposal.

        On August 28, 2002, after additional analysis of the amount of additional capital needed by the Company and related matters, the Special Committee approved the engagement of Granite Partners, L.L.C. ("Granite") as a financial advisor to assist the Company in its efforts to raise capital. The Company continued to explore recapitalization and restructuring alternatives as well as other strategic alternatives. The Company also directed its representatives to continue discussions with Fortress.

        In order to preserve our status as a real estate investment trust, our charter contains limitations that restrict, subject to certain exceptions, the number of shares of the various classes of our capital stock that may be held by any investor. In general, these limitations prohibit, among other things, any investor from owning more than 10% of the shares of our series A preferred stock outstanding. Merrill Lynch & Co. ("Merrill"), as an original investor in our initial public offering in 1994, was exempted from such ownership limitation with respect to the 741,500 shares, or approximately 32%, of our series A preferred stock that it acquired in such offering. In September 2002, Merrill, which continued to own the 741,500 shares of our series A preferred stock it acquired in our initial public offering, requested, as permitted by our charter, that our board of directors waive the 10% ownership limitation pertaining to our series A preferred stock in order to allow Merrill to sell all of its series A preferred stock to an unidentified buyer. The Company informed Merrill that it would need to know the identity of the buyer and other information before the Company would consider a waiver. After learning of Fortress' potential interest in acquiring all of Merrill's series A preferred stock, the Company and its representatives entered into discussions with Fortress concerning the terms under which the Company would consider granting Fortress the requisite waiver. Specifically, the Company discussed arrangements relating to the voting or repurchase of such shares that would neutralize the potential veto or blocking position that Fortress, as an owner of 32% of our series A preferred stock with an expressed interest in acquiring a controlling interest in the Company, could exercise. The parties were unable to reach agreement on the terms of a waiver. On September 26, 2002, Fortress filed a Schedule 13D with the Securities and Exchange Commission disclosing that it had acquired 230,000 shares, or 10%, of our series A preferred stock from Merrill at a purchase price of $8.00 per share.

        On October 7, 2002, the Company issued a press release in which the Company announced the receipt of unsolicited proposals from Fortress on June 4, 2002 and on June 25, 2002, and stated that, after due consideration, the Fortress proposal, as revised on June 25, was inadequate. On October 25, 2002, the Special Committee authorized Houlihan Lokey to continue formal negotiations with Fortress to more fully develop a proposal with Fortress that would result in the best transaction possible for the Company's stockholders while the Company and its financial advisors continue to explore other potential transactions.

        From September 2002 through October 2002, the representatives of Granite, with assistance from the Company and Houlihan Lokey, completed the preparation of preliminary information packages and a more complete offering memorandum with financial projections for the Company's properties.

        From early September 2002 through late November 2002, Granite engaged in an extensive capital raising effort during which Granite contacted approximately 100 prospective investors. As a result of these efforts, Granite concluded, and advised our board of directors and the Special Committee, that it was unlikely that the Company would attract meaningful capital investment without the third party investor requiring that it obtain a controlling interest in the Company. Granite further advised the Company, however, that during its marketing efforts, several parties, including Lightstone, expressed a strong interest in pursuing a strategic transaction with the Company, provided such transaction resulted in their control of the Company.

        In an effort to pursue a strategic transaction, from November 2002 until early December 2002, 20 prospective investors, including competitors of the Company, were contacted by Houlihan Lokey and Granite and 13 prospective investors entered into, or reaffirmed their existing, confidentiality agreements with the Company and received copies of the offering memorandum. On November 15, 2002, all of the prospective investors who remained interested in pursuing a potential transaction with the Company were instructed to submit proposals according to specific guidelines including timing of submission, type of transaction and form of consideration. From late November 2002 through December 4, 2002, the Company, with the assistance of Houlihan Lokey and Granite, conducted management presentations for four prospective buyers at the Company's offices in Baltimore, Maryland. The Company also provided additional information as requested by the prospective investors to develop more fully their proposals.

        During the first week of December 2002, the Company received six written expressions of interest, four bids for all of the outstanding capital stock of the Company and two bids for all or a significant portion of the assets of the Company, subject in each case to the completion of due diligence. The bids for all of the outstanding capital stock of the Company ranged in net value to the Company from approximately $80 million to $120 million. During the following week, Houlihan Lokey discussed the various bids with the prospective purchasers in an attempt to determine the strengths and weaknesses of each bid.

        On December 13, 2002, the Special Committee and our board of directors held meetings to review with their legal and financial advisors the terms of the remaining bids submitted by prospective purchasers. As a result of such meetings, the Special Committee and our board of directors identified three of the prospective purchasers to participate in another round of bidding and instructed Houlihan Lokey to develop best and final offers from such parties.

        The Company and its representatives informed the three prospective purchasers that they had been selected to participate in a final round of bidding. Prior to December 19, 2002, Houlihan Lokey and Granite had several conversations with each of the parties, as well as with their respective sources of capital, to address issues with the parties' prior proposals and to provide valuation guidance.

        On December 19, 2002, the three prospective purchasers previously selected by the Company submitted revised bids to acquire all of the outstanding capital stock of the Company, subject in each case to the completion of due diligence. The bids ranged in net value to the Company from approximately $125 million to $138.5 million.

        On December 23, 2002, based on the recommendation of the Special Committee, which was based on advice provided by Houlihan Lokey, our board of directors instructed management to pursue a potential transaction with the prospective purchaser which had submitted a bid, subject to the completion of due diligence, to acquire all of the outstanding capital stock of the Company for an aggregate purchase price of approximately $138.5 million.

        On December 31, 2002, at the request of the bidding party and in order to begin negotiating the terms of a definitive agreement, the Company entered into an exclusivity agreement whereby the bidding party agreed to conduct and complete its due diligence on the Company and the Company agreed not to provide any further information to, or have any further discussions with, other prospective buyers during the exclusivity period which expired on February 14, 2003. Thereafter, the Company facilitated the due diligence efforts of the bidding party and began to negotiate the terms of a definitive agreement.

        During December 2002 and early 2003, at the direction of the Special Committee, Houlihan Lokey contacted several of the Company's series A preferred stockholders and series B preferred stockholders in order to facilitate a means whereby such stockholders could provide input concerning the Company's strategic alternatives including input regarding the manner in which any consideration payable in connection with a strategic transaction would be allocated among the Company's stockholders. In January 2003 as discussions with third parties concerning a strategic transaction advanced, Houlihan

Lokey facilitated limited discussions involving certain holders of the Company's preferred stock who had agreed to enter into confidentiality agreements with the Company. The purpose of such discussions was to obtain input from holders of the Company's series A and series B preferred stock with respect to the possible allocation of consideration among the Company's stockholders assuming an acquisition of the Company resulting in aggregate consideration to the Company's stockholders in the range of $130 million to $135 million. Holders of approximately 23.3% of the outstanding series A preferred stock and approximately 40.3% of the outstanding series B preferred stock, in both cases including Mr. Howard Amster and other stockholders owning shares of both series A preferred stock and series B preferred stock, participated in the discussions, and with the exception of Mr. Amster, all of such stockholders executed confidentiality agreements. Neither Merrill nor Fortress participated in such discussions. Based on a potential transaction involving aggregate consideration of approximately $133 million, a subgroup of the participating series A preferred stockholders and series B preferred stockholders collectively arrived at a consensus with respect to an allocation of $18.50 per share, and $10.25 per share for the series A preferred stock and series B preferred stock, respectively. Stockholders participating in these discussions did not assign a per share value to the common stock, but rather an aggregate allocation of $10.0 million to the common stockholders in the aggregate.

        On February 10, 2003, Houlihan Lokey presented to the Special Committee a valuation summary of the Company as well as the series A preferred stock, the series B preferred stock, the common stock and common units and explained the various methodologies used in deriving its valuation of the Company and each of its classes of equity securities.

        Prior to the Special Committee meeting on February 13, 2003, the party to the exclusivity agreement communicated to the Company that, as a result of the party's due diligence findings, it would require a significant unspecified price reduction in order to continue with the transaction. The party also requested that the exclusivity period be extended until February 24, 2003 to complete its due diligence and determine the price reduction it would require in order to proceed with the transaction.

        On February 13, 2003, our board of directors, based on the recommendation of the Special Committee, authorized the Company to extend the exclusivity period until February 24, 2003 in an effort to determine whether a strategic transaction on mutually agreeable terms could be reached.

        On February 14, 2003, the parties agreed to extend the exclusivity period to February 24, 2003.

        On February 23, 2003, the party informed the Company that it would not be submitting a revised bid and that it was no longer interested in pursuing a strategic transaction on the same terms and of the same structure previously proposed. As a result, all related discussions were subsequently terminated.

        On February 24, 2003, our board of directors, based on the recommendation of the Special Committee, instructed Houlihan Lokey to contact one of the two other parties that participated in the final round of bidding in December 2002 to determine if such party remained interested in pursuing a strategic transaction with the Company on the terms previously submitted.

        On March 1, 2003, the Company received a proposal from the party in question to acquire all of the capital stock of the Company for $117.5 million subject to certain deductions and the completion of due diligence.

        On March 3, 2003, the Special Committee, and later that same day the board of directors, met to consider the proposal received on March 1, 2003. Houlihan Lokey reported that the net value to the Company's equity holders of the offer was approximately $112.5 million but that the structure of the deal, including proposed purchase price adjustments based on the Company's working capital and expenses, made valuation of the bid difficult to assess. As a result, and as the Special Committee recommended, the board of directors declined to enter into exclusive discussions with the bidder.

        Houlihan Lokey thereafter contacted the other parties which previously expressed an interest in the Company, including Lightstone, to determine if such parties continued to have an interest in pursuing a strategic transaction with the Company and, if so, to submit proposals to the Company prior to March 12, 2003.

        On March 4, 2003, the Company issued a press release disclosing the limited discussions among certain preferred stockholders in accordance with the terms of the confidentiality agreements entered into with such stockholders. The Company also announced that the discussions with the third party concerning a potential sale of the Company that were the basis for such discussions had ceased.

        By March 12, 2003, the Company had received the latest three bids from prospective purchasers, including a bid from Lightstone, to acquire all of the outstanding capital stock of the Company, subject to the completion of due diligence. The bids ranged in net value to the Company from approximately $100 million to $118 million, the highest bid being from Lightstone. Lightstone proposed to acquire all of the outstanding capital stock of the Company for consideration of $121 million less certain transaction expenses (which the Company estimated as approximately $3 million at the time), subject to, among other things, the completion of satisfactory due diligence

        On March 13, 2003, the Special Committee, and later that same day the board of directors, met to review the proposal. Based on the recommendation of the Special Committee, our board of directors authorized the Company to enter into an exclusivity arrangement and pursue a possible strategic transaction with Lightstone.

        On March 19, 2003, at the request of Lightstone and in order to begin negotiating the terms of a definitive agreement, the Company entered into an exclusivity agreement whereby Lightstone agreed to conduct and complete its due diligence on the Company and the Company agreed not to provide any further information to, or have any further discussions with, other prospective buyers during the exclusivity period which expired on April 17, 2003.

        On March 21, 2003, representatives of the Company circulated an initial draft of an agreement and plan of merger. The representatives of the Company and the buyer held several meetings over the next several months to negotiate the terms and conditions of the proposed merger agreement and other structural issues with respect to the proposed transaction. During this time, the Company and its representatives also had several discussions with the buyer and its representatives about issues involving the partnership agreement of the Company's operating partnership and the common unit holders.

        On April 15, 2003, Lightstone, after due diligence, submitted a revised bid to acquire all of the Company's outstanding capital stock for $113 million less all transaction expenses of the Company (which the Company estimated to be $1.5 million at the time) other than the investment banking fees of Houlihan Lokey and Granite which would be paid by Lightstone. The transaction would result in net consideration to stockholders of approximately $111.5 million.

        On April 17, 2003, the exclusivity period expired but the Company and Lightstone continued to negotiate a transaction.

        On April 18, 2003, Houlihan Lokey presented to the Special Committee a valuation summary of the Company as well as the series A preferred stock, the series B preferred stock, the common stock and the common units. At this meeting, the Special Committee also discussed an alternative transaction proposal that one of the Company's directors, Mr. Michael Reschke, had submitted for the board's consideration and which involved, in part, the sale of a majority interest in six outlet centers, including several of the Company's better performing assets, to a real estate syndicator, the sale, consistent with the Company's then current business plan and initiatives already undertaken by the Company, of five under-performing outlet centers, and a rights offering to the Company's stockholders (the "Alternative Transaction Proposal"). In presenting this proposal, Mr. M. Reschke expressed his view that the Alternative Transaction Proposal would result in $70 million to $90 million more value for the Company's stockholders than the transaction with Lightstone then under consideration. The Special Committee recommended that the Company continue to pursue the transaction with Lightstone. It also recommended that the Company further explore with Mr. M. Reschke the Alternative Transaction Proposal.

        During negotiations in late April 2003, Lightstone agreed to increase its offer to acquire all of the outstanding capital stock of the Company to $115 million net to the Company's stockholders and unit holders, subject, to among other things, the resolution of an acceptable termination fee and expense reimbursement. During the course of these negotiations, Lightstone also advised the Company, that as a condition to entering into a definitive merger agreement, it would require agreements from certain directors, in their capacities as stockholders of the Company, to vote their shares in favor of the Lightstone transaction.

        Also during April 2003, management of the Company was asked by Mr. Amster, one of the Company's directors, to work with him to develop more fully the concept of a stockholder rights offering.

        In late April 2003, Mr. M. Reschke provided the Company and the board with additional information concerning the Alternative Transaction Proposal. In addition, on April 25, 2003, the Company received a non-binding proposal from a real estate syndicator to acquire a 75% interest in five of the Company's better performing outlet centers (rather than the six centers initially contemplated by the plan submitted by Mr. M. Reschke).

        On April 29, 2003, Mr. David Lichtenstein, the chief executive officer of Lightstone, was invited to address the board of directors to address questions about his company and its proposal to acquire us. After Mr. Lichtenstein left the meeting, presentations were made to the board members by Mr. M. Reschke on the Alternative Transaction Proposal, by Mr. G. Reschke on the Company's most recent five-year business plan and by Mr. Amster on a stockholder rights offering. During the discussion that followed, Messrs. Amster, M. Reschke and Mr. Skoien expressed their reluctance to approve the Lightstone transaction, citing concerns as to the aggregate consideration payable in connection with the offer, the ability to obtain requisite approval of stockholders based on the allocation of such consideration and the possibility that other alternatives, including continuing to operate as an independent company and considering pursuing the Alternative Transaction Proposal, might be more favorable to the Company's stockholders. Mr. Amster suggested that he would be less reluctant if the preferred stockholders, including himself, were able to participate with Lightstone in the transaction as continuing equity owners, rather than being required to sell their shares for cash. After the presentations, the Special Committee reconvened to discuss the proposals. Mr. G. Reschke advised the Special Committee that, based on his discussion with proxy solicitation firms, it would be difficult to obtain two-thirds approval of the preferred stockholders if Messrs. Amster and Skoien, the two directors on the Company's board elected by the Company's preferred stockholders (collectively, the "preferred board representatives"), voted against the transaction, given the size of Mr. Amster's holdings and the likely influence that their no vote would have over the preferred stockholders. The Special Committee considered and approved a follow-up meeting between Mr. Lichtenstein and the preferred board representatives. The purpose of the meeting with Mr. Lichtenstein was to explore whether the terms of the Lightstone transaction, including price, could be improved and the structure of such transaction refined to allow preferred stockholders who did not want to cash-out their equity investment in the Company to participate with Lightstone in some fashion. The Special Committee also directed Houlihan Lokey and Granite to analyze the Alternative Transaction Proposal presented by Mr. M. Reschke.

        At the April 29, 2003 meeting, management of the Company, including Glenn Reschke, presented a five-year business plan for the Company. In the course of this presentation, management noted that successful execution of this plan could result in the Company achieving an equity value greater than the purchase price proposed by Lightstone. Management further noted, however, that such successful execution would require a reversal of several historic trends relating to the Company's operating performance, including (i) modest growth of the Company's net operating income, which had declined in each of the past three years, (ii) an increase in portfolio occupancy which had decreased in each of the past three years and (iii) improvement in same-store sales of the Company's core centers which, in the aggregate, also have declined in each of the past three years.

        Prior to May 2, 2003, the preferred board representatives, together with representatives from Houlihan Lokey, held discussions with Mr. Lichtenstein to explore whether the terms of the Lightstone transaction, including price and structure, could be improved. In separate discussions during this period involving Houlihan Lokey and the preferred board representatives, the preferred board representatives proposed an allocation based on an approximation of a pro rata reduction of the relative values or prices discussed by certain preferred stockholders in February based on a proposed total purchase price of $115 million (rather than the $133 million considered in February 2003). This pro rata reduction equated to price per share amounts of approximately $16.04 per share to the series A preferred stockholders, $8.93 per share to the series B preferred stockholders and $0.15 per share to the common stockholders. These represented allocations at which the preferred board representatives indicated that they would support a transaction.

        On May 2, 2003, the Special Committee met and received a report from the preferred board representatives on their meeting with Mr. Lichtenstein, which was also attended by representatives of Houlihan Lokey. Mr. Amster confirmed that Mr. Lichtenstein was unwilling to pay more than $115 million for the Company but that he was willing to allow a limited number of preferred stockholders to participate in the transaction with Lightstone as continuing equity investors under certain terms and conditions and agreed that, as part of a definitive merger agreement, Lightstone would commit to provide financing to enable the Company to fund its obligation to redeem the Fortress JV Interest regardless of whether the proposed merger closed. Mr. Amster also informed the Special Committee that both Mr. Skoien and he now believed an allocation of $16.04 per share to the series A stockholders, $8.93 per share to the series B stockholders and $0.15 per share to the common stockholders was likely to be approved by the series A stockholders and the series B stockholders and that he would support the transaction at such an allocation. Mr. Amster left the meeting and the Special Committee discussed his report and proposed allocation. Winston & Strawn LLP, counsel to the Company, updated the Special Committee on the status of negotiations with Lightstone concerning the proposed transaction. In this update, it was noted that Lightstone continued to require, as a condition to proceeding with the transaction, voting agreements from each of the preferred board representatives that would obligate such individuals to vote all of their shares of capital stock in the Company in favor of the transaction. Granite and Houlihan Lokey then provided summaries of their respective analyses of the Alternative Transaction Proposal submitted by Mr. M. Reschke. Both Granite and Houlihan Lokey expressed significant reservations about such a transaction, including that the transaction was subject to numerous contingencies, including the Company's ability to obtain, at its expense, requisite financing, and that the transaction, even if consummated, would not result in a residual value for the Company as high as Mr. M. Reschke projected nor would it necessarily result in liquidity for all of the Company's stockholders. Our board of directors met later in the day and, based on the recommendation of the Special Committee and the reports of its advisors, instructed the Company to continue efforts to negotiate a definitive agreement with Lightstone rather than pursue the Alternative Transaction Proposal. Mr. M. Reschke dissented from such recommendation. The Special Committee also asked Houlihan Lokey to provide valuations for each of the classes of the Company's capital stock.

        After May 2, 2003 and in light of the discussions with Lightstone at a purchase price of $115 million, Houlihan Lokey again facilitated discussions among preferred stockholders who entered into confidentiality agreements with the Company. As part of their discussions, the restricted stockholders were asked to provide input on a possible allocation of consideration among the Company's stockholders assuming an acquisition of the Company resulting in aggregate consideration to the Company's stockholders of approximately $115 million. In addition, the restricted stockholders were asked to provide input on an approximate allocation of such consideration among the series A preferred stock, series B preferred stock and the common stock of $15.90, $8.80 and $0.17, respectively, which represented an approximate pro rata reduction of the consensus allocation discussed by certain members of the prior group of restricted preferred stockholders.

        On May 8, 2003, the Company and its representatives met with Lightstone and its representatives in New York to discuss the terms of the transaction.

        On May 9, 2003, the Special Committee met and received a report from Mr. G. Reschke as to the status of negotiations with Lightstone. Mr. G. Reschke also reported that in reviewing the terms under which certain preferred stockholders would participate in the transaction with Lightstone as a way of increasing the likelihood of preferred stockholder support, it was determined, after consultation with the preferred board representatives, that the benefits of the proposed "rollover" participation component of the transaction to our preferred shareholders were somewhat limited and outweighed by the resulting complexities caused to the transaction. As a result, Mr. G. Reschke recommended that the feature be removed from the transaction. Mr. G. Reschke reported that Mr. Amster was still in support of the transaction as long as the allocation was consistent with the preferred board representatives' recommendations discussed on May 2, 2003, even though there would not be an option for existing preferred stockholders to participate in the transaction with Lightstone through a rollover component.

        On May 14, 2003, the Special Committee met and received a report from Mr. G. Reschke that the Company and Lightstone were continuing in their negotiations of a definitive agreement. At the Special Committee meeting and the board meeting immediately following, Houlihan Lokey presented a valuation summary of the Company as well as the series A preferred stock, series B preferred stock, common stock and common units. With respect to the Lightstone proposal, Houlihan Lokey indicated its preliminary view that the proposed purchase price of $115 million represented an aggregate consideration that was fair to the Company's stockholders. Houlihan Lokey also reported that, based upon the information available to it as of such date, its preliminary estimate as to the range of values for each class of the Company's capital stock, considered independently as of the date of the Special Committee meeting, was $16.00 to $18.60 per share for the series A preferred stock, $6.10 to $7.20 per share for the series B preferred stock, and $0.13 to $0.14 per share for the common stock. Houlihan Lokey also reported its view that the all cash offer to the Company's stockholders provided by the Lightstone transaction was a superior alternative for the Company's stockholders than the Company continuing to operate on a stand alone basis.

        On May 28, 2003, the Special Committee met and received a report from Mr. G. Reschke on the status of the continuing negotiations with Lightstone. The Special Committee again discussed the issue of allocation. Mr. G. Reschke reported that, after further discussions with the preferred board representatives, the preferred board representatives would now support an allocation of $16.25 per share to the series A stockholders, $8.66 per share to the series B stockholders and $0.18 per share to the common stockholders.

        On June 2, 2003, the Special Committee met again to discuss the manner in which the aggregate consideration paid by Lightstone should be allocated among the various classes of our capital stock. No formal action was taken by the Special Committee at this meeting. The Special Committee did instruct Houlihan Lokey to continue to seek input from preferred stockholders on the matter of allocation. The Special Committee also asked that the preferred board representatives attend the next meeting of the Special Committee in order to explain their views on allocation.

        The Special Committee next met on June 5, 2003. At this meeting, Houlihan Lokey reported on its discussions with Merrill, which owned 22% of the series A preferred stock and had agreed to sign a confidentiality agreement. Houlihan Lokey advised the Special Committee that, during these discussions, Merrill indicated that, absent additional information concerning the Company and the proposed transaction, including details of the valuation analysis prepared by Houlihan Lokey, Merrill would not provide the Company with specific guidance on the price per share of the series A preferred stock that Merrill would view as acceptable in the context of a strategic transaction. The preferred board representatives then joined the meeting. The Special Committee informed the preferred board representatives that the feedback generally being received by Houlihan Lokey was that the Company's preferred stockholders wanted liquidity. Notwithstanding the fairness of the aggregate consideration being proposed and the desire of the Company's stockholders for liquidity, the Special Committee indicated to the preferred board representatives that their proposed allocation was problematic for the Special Committee because, under such proposal, the series A stockholders will receive an amount per share at the lower end of Houlihan Lokey's valuation range while the series B stockholders would receive an amount per share above Houlihan Lokey's valuation range. The preferred board representatives stated that they had reviewed the valuation analysis provided by Houlihan Lokey but still supported an allocation of proceeds among the various classes of $16.25 for the series A preferred stock, $8.66 for the series B preferred stock and $0.18 for the common stock and that the preferred board representatives would support the transaction at that allocation. The preferred board representatives were then excused from the meeting and the members of the Special Committee discussed the allocation matter further.

        The Special Committee then met on June 9, 2003. At this meeting, Winston & Strawn LLP reviewed the terms of the proposed merger agreement, the related amendment to the partnership agreement of the Company's operating partnership and the proposed form of amendment to the Company's charter with the Special Committee and the board of directors.

        On June 9, 2003, Houlihan Lokey reported to the Special Committee, based on its continuing discussions with Merrill, that Merrill expressed a strong desire for liquidity at a reasonable allocation but would not commit to a specific price for its shares. Houlihan Lokey further reported to the Special Committee that while Merrill, through its counsel, had indicated that a price of $16.00 per share to the holders of series A preferred stock was too low. Houlihan Lokey also reported that Fortress had indicated a willingness to consider a price of between $16.00 and $20.00 per share of series A preferred stock. Houlihan Lokey further reported that, in addition to Merrill, substantially all of the series A and series B preferred stockholders that it had contacted during this process expressed a desire for liquidity at a reasonable allocation. Houlihan Lokey, in expressing its view that the Lightstone proposal should be submitted for consideration by the Company's stockholders, noted that the Lightstone proposal was a result of an extensive marketing process, would offer immediate liquidity to the Company's stockholders upon consummation and would provide an aggregate consideration that Houlihan Lokey had previously preliminarily indicated to the Special Committee would be fair to the Company's stockholders collectively. After further discussion, the Special Committee voted to recommend to our board of directors that: (i) the Company be authorized, subject to negotiation of definitive agreements in acceptable form, to enter into an agreement with Lightstone pursuant to which Lightstone would acquire all of the outstanding capital stock of the Company for an aggregate price of $115 million and (ii) the merger consideration payable to the Company's stockholders be allocated as follows: $16.25 per share to the series A stockholders, $8.66 per share to the series B stockholders and $0.18 per share to the common stockholders.

        The Special Committee informed our board of directors that in recommending this allocation it took into account a variety of factors including the views of the preferred board representatives. The Special Committee also took into account that the buyer required the preferred board representatives to enter into voting agreements as a condition of going forward with the transaction. The Special Committee further informed our board of directors that, given the size of Mr. Amster's holdings and the likely influence that a "no" vote by the preferred board representatives would have over the other preferred stockholders, it believed that the support of the preferred board representatives was crucial to having the transaction approved by the Company's preferred stockholders.

        On June 9, 2003, our board of directors, after receiving a report of Houlihan Lokey consistent with that delivered to the Special Committee and considering the Special Committee's recommendation on allocation, voted to adopt the Special Committee's recommendation by a vote of six to one, with Mr. M. Reschke dissenting and Ms. Sharon Sharp being absent. In dissenting, Mr. M. Reschke expressed his views that (i) the total consideration payable by Lightstone was inadequate, (ii) the allocation of such consideration among the Company's stockholders was objectionable, (iii) other alternatives available to the Company, including the Alternative Transaction Proposal, would create more value for stockholders and (iv) the transaction was unlikely to be approved by the requisite vote of stockholders, resulting in considerable expense to the Company.

        The next meeting of the Special Committee was held on June 24, 2003. At this meeting, Mr. G. Reschke informed the Special Committee that the preferred board representatives indicated that they would no longer support the Lightstone transaction because they now felt that the aggregate consideration was inadequate. The preferred board representatives joined the meeting and were asked by the Special Committee to explain more fully their position. The preferred board representatives stated that it was now their belief that the equity value of the Company arguably exceeded the aggregate consideration offered by Lightstone, citing improvement in the Company's ability to obtain financing on more favorable terms, improvement in sales at the Company's centers and the recently announced purchase of an outlet center in Pennsylvania by another well-capitalized outlet center REIT as among the factors for their new position. They also indicated they were particularly concerned about the restrictions imposed by the proposed merger agreement on the Company's ability to refinance the $262 million mega deal loan which matures on November 11, 2003. The preferred board representatives offered to meet with Mr. Lichtenstein to persuade him to improve the terms of Lightstone's offer. The Special Committee asked management to arrange the meeting. After the preferred board representatives left the meeting and after additional discussion, the Special Committee reaffirmed its recommendation with respect to the allocation reached at the June 9, 2003 Special Committee meeting and approved by our board of directors on June 9, 2003. The Special Committee reported to our board of directors that it had reaffirmed its allocation recommendation and had instructed management of the Company to discuss with Lightstone modifications of some of the restrictions on refinancing the mega deal loan. The Special Committee also informed our board of directors that the Special Committee had approved the request of the preferred board representatives to meet with Lightstone to determine if, among other things, the amount of consideration to be paid by Lightstone could be increased.

        On June 29, 2003, the Company issued a press release disclosing the limited discussions among certain preferred stockholders in accordance with the terms of the confidentiality agreements.

        On June 30, 2003, the preferred board representatives met with Mr. Lichtenstein to discuss the possibility of Lightstone improving the terms of its offer. Although Mr. Lichtenstein did not agree to increase the aggregate consideration to be paid, sufficient other terms of the transaction were improved, specifically terms relating to certain of the restrictions on the mega deal loan refinancing, such that the preferred board representatives reported to Mr. G. Reschke that they would now support the transaction at an aggregate purchase price of $115 million. The final terms of the merger agreement provide that the Company is restricted from negotiating or discussing the refinancing of the properties securing the mega deal loan with any lenders until September 15, 2003, at which time the Company is only able to enter into refinancing discussions with certain enumerated lenders. After November 11, 2003 the Company may seek refinancing from any other lenders. In addition, the Company is precluded from closing any loans relating to mega deal until November 11, 2003. The November 11, 2003 date may be extended until January 11, 2003, at the election of Lightstone, if Lightstone elects to (i) pay (A) one-half of the additional interest incurred by the Company between November 11, 2003 and December 31, 2003, and (B) all of the additional interest incurred by the Company between January 1, 2004 and January 11, 2004, if so extended, in respect of the mega deal loan and (ii) loan the Company any shortfalls in cash flow that results from the requirement under the mega deal loan that additional cash flows be applied to the repayment of such loan after November 11, 2003.

        On July 1, 2003, the Special Committee, and later that same day, the board of directors, met. At these meetings, Winston & Strawn LLP reviewed the terms of the proposed merger agreement, the related amendment to the partnership agreement of the Company's operating partnership and the proposed form of amendment to the Company's charter with the Special Committee and the board of directors. Houlihan Lokey also reported that, based upon the information available to it as of such date, its concluded estimate as to the range of values for each class of the Company's capital stock, considered independently as of the date of the Special Committee meeting, had changed slightly from the ranges provided on May 14, 2003 to $16.11 to $18.61 per share for the series A preferred stock, $6.15 to $7.24 per share for the series B preferred stock, and $0.14 to $0.15 per share for the common stock.

        On July 1, 2003, Mr. G. Reschke informed the Special Committee that the preferred board representatives had agreed to support the transaction with Lightstone and were willing to sign agreements obligating them to vote in favor of the transaction. Mr. G. Reschke also reported that Mr. M. Reschke continued to oppose the transaction. After further consideration, the Special Committee unanimously voted to recommend to our board of directors the approval of the merger agreement with Lightstone and the transactions contemplated thereby and reaffirmed an allocation of $16.25 per share to each series A preferred stockholder, $8.66 per share to each series B preferred stockholder, and $0.18 per share to each common stockholder previously approved by the Special Committee on June 9, 2003.

        On July 1, 2003, based on the recommendation of the Special Committee, our board of directors approved by a vote of seven to one, with Mr. M. Reschke dissenting for the reasons he noted at the meeting of June 9, 2003, the merger agreement with Lightstone and the transactions contemplated thereby, including, but not limited to, the proposed amendment to the partnership agreement of the Company's operating partnership and the proposed form of amendment to the Company's charter, and reaffirmed the allocation of merger consideration previously approved by the board on June 9, 2003, subject to the receipt of a fairness opinion from an affiliate of Houlihan Lokey and the execution of voting agreement between the preferred board representatives and the buyer.

        On July 8, 2003, the Company and Prime Outlets Acquisition Company, LLC, an affiliate of Lightstone, entered into a merger agreement and issued a joint press release announcing the execution of the merger agreement. In connection therewith, Mr. Amster and Mr. Skoien entered into agreements to vote their shares in favor of the transaction unless the board of directors' recommendation in favor of the transaction is withdrawn.

        During the next week the Company received separate communications from Merrill and Fortress, each stating that the proposed allocation was inadequate and on July 16, 2003, the Company issued a press release announcing that it had received communications from Merrill and Fortress that the proposed allocation of $16.25 per share of series A preferred stock was inadequate.

        On August 5, 2003, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K containing background information concerning the proposed transaction, a summary of the analysis relating to Houlihan Lokey's fairness opinion and a copy of such fairness opinion. In connection with this filing, the Company announced that this information was being made available in response to certain stockholders' requests for information concerning the transaction and in order to facilitate discussions with or among stockholders concerning the transaction.

[THIS DOCUMENT CONTAINS A SUMMARY OF THE FAIRNESS OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC. DATED JULY 8, 2003 DELIVERED TO THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF PRIME RETAIL, INC. IN CONNECTION WITH THE PROPOSED TRANSACTION BETWEEN PRIME RETAIL, INC. AND THE LIGHTSTONE GROUP, LLC, TOGETHER WITH A COPY OF SUCH OPINION, AND IS BEING FURNISHED TO CERTAIN HOLDERS OF THE COMPANY'S PREFERRED STOCK.

PRIME RETAIL PLANS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CONCERNING THE PROPOSED TRANSACTION. INVESTORS OF PRIME RETAIL ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS FILED AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INVESTORS WILL BE ABLE TO OBTAIN THE DOCUMENTS, WHEN THEY BECOME AVAILABLE, FREE OF CHARGE AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. IN ADDITION, INVESTORS MAY OBTAIN DOCUMENTS FILED WITH THE SEC BY PRIME RETAIL FREE OF CHARGE BY ACCESSING THE COMPANY'S WEBSITE OR BY REQUESTING SUCH DOCUMENTS IN WRITING FROM PRIME RETAIL, INC., 100 EAST PRATT STREET, 19TH FLOOR, BALTIMORE, MARYLAND 21202 OR BY TELEPHONE AT (410) 234-0782.

PRIME RETAIL, ITS DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN OF PRIME RETAIL'S EMPLOYEES MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF PRIME RETAIL IN CONNECTION WITH THE PROPOSED TRANSACTION. THESE PARTICIPANTS MAY HAVE INTERESTS IN THE ACQUISITION, IF CONSUMMATED, INCLUDING INTERESTS RESULTING FROM HOLDING EQUITY INTERESTS IN PRIME RETAIL OR ITS OPERATING PARTNERSHIP. INFORMATION ABOUT THE INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF PRIME RETAIL AND THEIR OWNERSHIP OF SECURITIES OF PRIME RETAIL WILL BE SET FORTH IN THE PROXY STATEMENT.

INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS.]

Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to the Special Committee and Board of Directors of Prime Retail, Inc.

        In July 2002, Prime Retail, Inc. ("Prime" or the "Company") retained Houlihan Lokey Howard & Zukin Capital ("Houlihan Lokey") to serve as the financial advisor to the Company. In connection with the services contemplated in Houlihan Lokey's engagement with the Company, the special committee of the Company's board of directors (the "Special Committee") requested that Houlihan Lokey's affiliate, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("HLHZFA"), render a written opinion to the board of directors of the Company as to the fairness, from a financial point of view, of the consideration to be received by the Company or its holders of the Company's common stock, series A preferred stock, series B Preferred stock and common units (each as a class, but not as to the relative fairness among such classes of securities holders), as the case may be, in connection with the proposed merger with The Lightstone Group, LLC ("Lightstone").

        The Company retained Houlihan Lokey based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with restructuring transactions, mergers, acquisitions, recapitalizations and similar transactions, particularly with respect to REITs and other real estate companies. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, business valuations and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

        On July 8, 2003, HLHZFA delivered its written opinion (the "Opinion") to the Special Committee and the board of directors to the effect that, as of the date of such Opinion, on the basis of its analysis summarized below and subject to the limitations described below: (i) the aggregate consideration to be received collectively by the holders of the Company's series A preferred stock, series B preferred stock, and common stock and common units in connection with the merger is fair, from a financial point of view, to such holders collectively; and (ii) (a) the consideration to be received by the holders of the Company's series A preferred stock in connection with the merger is fair, from a financial point of view, to the holders of the Company's series A preferred stock, (b) the consideration to be received by the holders of the Company's series B preferred stock in connection with the merger is fair, from a financial point of view, to the holders of the Company's series B preferred stock, (c) the consideration to be received by the holders of the Company's common stock in connection with the merger is fair, from a financial point of view, to the holders of the Company's common stock, and (d) the consideration to be received by the holders of the common units (other than the Company) in connection with the merger is fair, from a financial point of view, to such holders of the common units.

        The full text of the Opinion, which describes, among other things, general procedures followed, matters considered and limitations on the review undertaken by Houlihan Lokey in rendering its Opinion is attached hereto and is incorporated herein by reference. The summary of the HLHZFA Opinion herein is qualified in its entirety by reference to the full text of the HLHZFA Opinion which is attached hereto as Annex A. You are urged to read HLHZFA's Opinion in its entirety.

        The Opinion does not constitute a recommendation to the Special Committee, the board of directors or any of Prime's security holders on whether or not to support the merger and does not constitute a recommendation to any security holder on whether or not to vote in favor of or against any matter set forth herein. The Opinion is furnished for the benefit of the Special Committee and the board of directors in evaluating the merger, and, by its terms, may not be relied upon by any other person without the written consent of Houlihan Lokey and HLHZFA, except to the extent required by applicable law.

        As compensation to HLHZFA for its services in connection with the rendering of the Opinion, Prime agreed to pay HLHZFA an aggregate fee of $900,000. Prime also agreed to indemnify Houlihan Lokey and its affiliates and related persons against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Houlihan Lokey, and to reimburse Houlihan Lokey for its reasonable expenses. Additionally, upon the successful consummation of the merger, Houlihan Lokey will receive $2,100,000 in fees, plus reimbursement of its expenses, from Prime for financial advisory and investment banking services performed by Houlihan Lokey on behalf of Prime.

        The Opinion does not address: (i) the Company's underlying business decision to effect the merger, (ii) the tax consequences of the merger to the holders of the series A preferred stock, series B preferred stock, common stock or common units, (iii) the fairness, from a financial point of view, of the consideration to be received by the holders of the Company's series A preferred stock in connection with the merger vis-à-vis the fairness, from a financial point of view, of the consideration to be received by the holders of the Company's series B preferred stock or common stock or common units in connection with the merger (iv) the fairness, from a financial point of view, of the consideration to be received by the holders of the Company's series B preferred stock in connection with the merger vis-à-vis the fairness, from a financial point of view, of the consideration to be received by the holders of the Company's series A preferred stock or common stock or common units in connection with the merger (v) the fairness, from a financial point of view, of the consideration to be received by the holders of the Company's common stock in connection with the merger vis-à-vis the fairness, from a financial point of view, of the consideration to be received by the holders of the Company's series A preferred stock or series B preferred stock or common units in connection with the merger, and (vi) any matters not set forth specifically in the Opinion. Moreover, neither Houlihan

Lokey nor HLHZFA has made any recommendation to the Company, the Special Committee, or the board of directors, as to the form of, or the amount of, consideration to be provided to the holders of the Company's series A preferred stock, series B preferred stock, common stock or common units in connection with the merger.

        In arriving at its Opinion, among other things, HLHZFA undertook the following:

1.
met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations, performance of the Company and the merger;

2.
reviewed certain of the Company's public filings;

3.
reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ended 2003 through 2006 as well as other financial information prepared by the Company's management;

4.
reviewed list of holders of and public filings with respect to the Company's series A preferred stock, series B preferred stock and common shares;

5.
reviewed copies of appraisals of certain of the Company's real estate property outlets performed on various dates ranging from 1996 through 2001 as well as copies of other analyses regarding certain of the Company's real estate property outlets; reviewed the offering memorandum prepared by Granite dated September 17, 2002;

6.
reviewed certain materials relating to meetings of the Company's board of directors and Special Committee from September 24, 2002 through July 1, 2003;

7.
reviewed copies of the following agreements:

•
the agreement and plan of merger (the "merger agreement") by and between Prime Acquisition Company and the Company dated July 8, 2003; and
•
the form of the fourth amended and restatement of the partnership agreement.

8.
reviewed recent public company financial restructurings and bankruptcies, certain other publicly available financial data for certain companies that we deem comparable to the Company, and reviewed the historical market prices and trading volume for the Company's publicly traded securities; and

9.
conducted such other studies, analyses and inquiries as we have deemed appropriate.

        The following is a summary of the material financial analyses used by HLHZFA in connection with providing the Opinion. This summary is qualified in its entirety by reference to the full text of the Opinion, which is attached hereto as Annex A. The public stockholders of the Company are urged to read the full text of HLHZFA's opinion carefully and in its entirety.

Fairness Analysis—Aggregate Consideration

        In order to evaluate the fairness, from a financial point of view, of the aggregate consideration to be collectively provided to the holders of the Company's series A preferred stock, series B preferred stock, common stock, and common units, HLHZFA first considered that the aforementioned securities represent the equity capitalization of the Company. HLHZFA therefore compared the consideration to be provided to such security holders in connection with the merger to a fundamental valuation of the Company's equity based upon various valuation approaches as set forth below.

Valuation Analyses of Prime and Its Assets

        In order to determine the estimated value of the Company's equity, HLHZFA first determined the estimated value of Prime on an enterprise basis (i.e., the value of the Company, including all of its debt and equity). The estimated enterprise valuation of Prime was based upon an estimated value for each of Prime's assets (the "Net Asset Value"). Additionally, in determining the enterprise valuation of Prime, HLHZFA considered the results of the marketing process relating to the Company as a whole as well as certain of the Company's assets. Furthermore, HLHZFA considered the estimates of value provided to the Company by Granite, the Company's real estate broker and financing agent, as well as certain estimates of value provided by the Company's management. HLHZFA's analyses required studies of the overall market, economic and industry conditions in which Prime operates and the historical and projected operating results of Prime as well as each of its assets.

Estimating the Value of Each of Prime's Assets—The Net Asset Value Approach.

        In order for HLHZFA to determine the value of each of the Company's assets, HLHZFA utilized various valuation methodologies that included: (a) a capitalization of income approach, (b) a discounted cash flow approach, and (c) a comparable sale transaction approach for certain vacant land. HLHZFA did not apply each valuation methodology to each of Prime's assets, but rather applied the methodology that it believed was best suited to estimate the value of a particular asset based upon the operating characteristics of such an asset. Further, HLHZFA also considered other valuation approaches, including but not limited to, a valuation approach based on market multiples demonstrated by publicly traded companies deemed comparable to the Company. However, such approach led to valuation conclusions for the aggregate equity of the Company that were materially lower and, in its judgment, this approach was not deemed meaningful by HLHZFA.

Capitalization Approach For Core Assets

        For the majority of Prime's outlet centers, HLHZFA applied the capitalization of income approach. In this approach, HLHZFA derived an indication of the range of values for the majority of Prime's outlet center assets by: a) applying capitalization rates to each asset's adjusted net operating income ("NOI") as of December 31, 2002 (the "FYE Capitalization Rate Approach"), b) applying capitalization rates to each asset's adjusted, projected NOI as of December 31, 2003 derived from the Company's business plan (the "NFY Capitalization Rate Approach"), and c) giving consideration to non-binding letters of interest received for certain core assets from independent third parties.

        HLHZFA applied the capitalization of income approach to all of Prime's outlet centers which were considered by the Company's management to be a core asset and therefore not potential sale assets (the "Core Assets"), including the outlet centers known as Prime Outlets at: Perryville, Burlington, Fremont, Kenosha, Oshkosh, Hillsboro, Pismo Beach, Queenstown, Tracy, Ellenton, Florida City, Grove City, Gulfport, Huntley, Jeffersonville, Lebanon, and San Marcos. HLHZFA applied capitalization rates ranging from 9.5 percent to in excess of 15 percent to each such outlet center's adjusted NOI for 2002 and adjusted, projected NOI for 2003. Based on this analysis, HLHZFA calculated indications of enterprise value which ranged from $445.7 million to $479.2 million.

Valuation of Potential Sale Assets

        For certain of Prime's outlet centers which are listed with a real estate broker to be sold (the "Potential Sale Assets"), HLHZFA derived an indication of the range of value for such assets by considering other sale transactions (when available), alternative uses for such assets (if feasible), and the estimates of sales value provided by Granite, as well as management's estimate of value. The Company's assets that were included in this analysis are the outlet centers known as Darien, Gainesville, Morrisville, Naples, Odessa, and Market Street/Warehouse Row. Based on this analysis, HLHZFA calculated indications of enterprise value which ranged from $35.8 million to $38.2 million.

Valuation of Joint Venture Assets

        For certain of the Company's joint venture assets, including the Prime/Estein venture and the Bridge Properties (collectively, the "Joint Venture Assets"), HLHZFA utilized a discounted cash flow methodology that considered the projected cash flows from each joint venture to Prime and discounted such cash flows using risk adjusted discount rates. Prime's management provided the projected cash flows for each joint venture to HLHZFA. HLHZFA selected discount rates ranging from 13 percent to 17 percent for the Prime/Estein venture, and 20 percent to 25 percent for the Bridge Properties. Such discount rates reflect, among other things, the relative quality of the portfolios, the income projections and the relative seniority of the distribution to Prime from the applicable joint venture, including, if applicable, the nature of Prime's subordinated position relative to Prime's joint venture partner. Based on this analysis, HLHZFA calculated indications of equity value which ranged from $10.7 million to $13.2 million.

Valuation of Excess Land

        Finally, for certain of Prime's non-operating land parcels, HLHZFA utilized various valuation methodologies including: a) a comparable sale transaction approach (which considered price per acre) and b) giving consideration to non-binding letters of interest received for certain core assets from independent third parties. This analysis resulted in the valuation of the Company's "excess" land totaling roughly $3.5 million.

Enterprise Value of Prime Retail

        In order determine the enterprise value of the Company, Houlihan Lokey added the aforementioned estimates of value for the Core Assets, Potential Sale Assets, and Joint Venture Assets. As set forth below, this resulted in HLHZFA determination of the enterprise value of Prime to be in the range of $495.7 million to $534.1 million (the "Enterprise Value Range"), as follows:

($ in millions)	Low	High
Approach
Capitalization Approach for Core Assets	$445.7	$479.2
Valuation of Potential Sale Assets	35.8	38.2
Valuation of Joint Venture Assets	10.7	13.2
Valuation of Excess Land	3.5	3.5

Enterprise Value of Prime	$495.7	$534.1

Adjustments to Enterprise Value to Arrive At Equity Value

        HLHZFA made certain adjustments and other considerations to determine the equity value of Prime including adjustments to reflect (i) certain debt obligations of the Company, (ii) an adjustment to reflect certain contingent liabilities of the Company, (iii) an adjustment to reflect estimated cash balances of the Company, and (iv) consideration of certain other issues associated with the Company and its capital structure. These adjustments are detailed below.

        Debt Obligations: HLHZFA analyzed the Company's debt obligations that consist primarily of mortgages on the Company's assets. To the extent that any such debt is cross collateralized (in the form of a loan pool), then the balance of the debt was compared to the entire collateral pool. In the event that debt was secured by only a single asset, then the debt was compared to the value of the such asset. In certain instances when the estimated asset value, as set forth above, was less than the amount of debt secured by such asset, the debt balance that HLHZFA considered was reduced to reflect that the recourse on such loans is limited to the value of the asset. Accordingly, the total debt that HLHZFA subtracted from the estimated Enterprise Value Range is adjusted to reflect reduced amounts for loan with insufficient asset value to meet the entire obligation. This resulted in HLHZFA subtracting $411.3 million to $415.4 million from the Enterprise Value Range.

        Contingent Liabilities: HLHZFA considered certain contingent obligations of the Company relating to certain mortgage indebtedness secured by four of the Company's properties and an outlet center formerly owned by the Company's predecessor in Lake Elsinore, California which, in HLHZFA's judgment, could, under certain circumstances result in the Company being required to make payments of up to approximately $12 million. HLHZFA also considered the Company's potential claims involving certain tenants and, based upon estimates provided by management, estimated that the Company may have up to $2.4 million of liabilities associated with such litigation. HLHZFA also considered certain tax liabilities associated with the Company's Darien asset in the amount of $0.5 million.

        Cash: HLHZFA considered the Company's estimated free and clear cash balance, as of December 31, 2002, of approximately $17.3 million.

        Other Considerations: Though HLHZFA made no specific adjustment to the Enterprise Value Range or the resulting Equity Value Range (as defined herein), HLHZFA did note a number of factors that may negatively impact the overall value of the Company and its equity. HLHZFA noted that the Company has a complex capital structure that, in HLHZFA's view, could complicate the execution of a strategic transaction or the implementation of a liquidation transaction. HLHZFA also noted that the Company could be obligated on certain debt guarantees in the amount of $53 million of which approximately $46.9 million is associated with the Hagerstown property that it owns in a joint venture with a third party. HLHZFA also noted that the Company might be obligated on certain liabilities associated with its previously owned Bellport asset in the amount of $6.3 million. HLHZFA also noted that the Company has guaranteed the refinancing of certain liabilities associated with the Bridge Joint Venture in the amount of approximately $15 million.

($ in millions)	Low	High
Enterprise Value of Prime	$495.7	$534.1
Less: Debt Obligations	415.4	411.3
Less: Contingent Liabilities	2.9	14.9
Add: Cash	17.3	17.3
Equity Value of Prime	$94.7	$125.2

        After consideration of such adjustments, HLHZFA estimated the equity value (the "Equity Value Range") of the Company to be in the range of approximately $95.0 million to $125.0 million. The Equity Value Range represents the estimated aggregate value of the Company's series A preferred stock, series B preferred stock, common stock and common units.

Estimating the Value of Prime—Indications of Value Based On the Marketing Process

        HLHZFA noted that the Company conducted a comprehensive auction to attract potential investors in the Company. Granite was retained to assist with such auction. HLHZFA understands that Granite approached approximately 100 parties regarding the opportunity to invest in the Company. This process resulted in numerous parties expressing interest in the Company; however, all interested parties required a controlling interest in the Company. The offers presented to the Company in both rounds of the marketing process included the offer from Lightstone, which was ultimately higher than any other offer.

        HLHZFA also noted that the Company's board of directors had discussed various alternatives to the merger, including (i) entering into a joint venture with a real estate syndicator (the "Joint Venture Proposal") and (ii) raising capital through a rights offering which would be sponsored by an unidentified capital source and accompanied by a exchange of the series A preferred stock and the series B preferred stock into common stock (the "Rights Offering"). HLHZFA's affiliate, Houlihan Lokey, and Granite, advised the Company's board of directors that the Joint Venture Proposal contained significant valuation and execution risks, as the Company would essentially be selling majority interests in certain assets and retaining rights to management fees and subordinated interests in such sold assets. The Joint Venture Proposal was subject to various due diligence and financing contingencies, which contributed the to valuation and execution risks of such proposal. With respect to the Rights Offering, HLHZFA noted that the Rights Offering was contingent upon identifying a capital source who would have an interest in such a transaction, yet in Granite's solicitation of parties who may have an interest in investing in the Company, no parties emerged who expressed an interest in a transaction similar to the Rights Offering. Accordingly, HLHZFA observed that the Company's ability to identify a capital source and therefore execute a Rights Offering was speculative.

Estimating the Value of Prime—Estimate of Value From Management and Granite Partners LLC.

        HLHZFA reviewed valuations of the Company's equity prepared by the Company's management and Granite. These valuations utilized valuation methodologies similar to the methodology HLHZFA utilized in arriving at its Enterprise Value Range and resulting Equity Value Range, as set forth above. HLHZFA noted that the estimated valuations performed by both the Company's management and Granite were consistent with HLHZFA's analyses, as set forth above.

Fairness Conclusion—Aggregate Consideration

Comparison of Equity Value Range To The Aggregate Equity Consideration Provided In Connection With The Merger

        The aforementioned net asset value methodology provided HLHZFA with indications of the equity value of the Company that ranged from $95.0 million to $125.0 million. This compares with $115 million of aggregate consideration to be provided to the holders of the Company's series A preferred stock, series B preferred stock, and common stock and common units in connection with the merger. HLHZFA also noted that the Company conducted a comprehensive auction to identify parties that were interested in investing in and/or acquiring the Company, and that the offer presented by Lightstone represented the highest offer that resulted from that process. Furthermore, HLHZFA noted that there was not an alternative to the merger that did not have significant execution and/or financing risks, and even absent such risks the alternative transactions do not provide the Company's equity holders with the liquidity that is provided in the merger. HLHZFA also noted that their independent valuation analyses were consistent with the conclusions of the Company's equity value as determined by both management as well as Granite. Based on the foregoing, HLHZFA determined that the aggregate consideration to be collectively received by the holders of the Company's series A preferred stock, series B preferred stock, and common stock and common units in connection with the merger is fair, from a financial point of view, to such holders collectively.

Fairness Analysis—Series A Preferred Stock

        In order to evaluate the fairness, from a financial point of view, of the consideration to be provided to the holders of the Company's series A preferred stock, HLHZFA first estimated the value of the Company's series A preferred stock and then compared such estimated value with the consideration to be provided to the holders of the series A preferred stock in connection with the merger.

Valuation Analysis of the Company's Series A Preferred Stock

        In order to determine the estimated value of a share of Prime's series A preferred stock, HLHZFA primarily used the following methodologies: (i) a liquidation approach, (ii) a discounted cash flow approach, (iii) a recovery approach, (iv) a step down approach, and (v) a public market pricing approach. The analysis required review of the rights and privileges of the series A preferred stock, which has a par value of $57.5 million, or $25.00 per share. HLHZFA noted that the Company had previously suspended all dividends to the holders of its series A preferred stock, and that the series A preferred stock had accrued dividends of approximately $21.9 million, or $9.52 per share, resulting in an aggregate liquidation preference as of June 30, 2003 of approximately $79.4 million, or $34.52 per share.

Liquidation Approach

        HLHZFA derived an indication of a range of estimated values per share for the series A preferred stock by: a) assuming an equity value of Prime at $115 million, b) calculating the liquidation preference of the series A preferred stock as of June 30, 2003, and c) applying discounts for lack of liquidity. HLHZFA noted that while the $115 million of assumed equity value was greater than the liquidation preference of the series A preferred stock (of approximately $79.4 million or $34.52 per share), the holders of the series A preferred stock are entitled to receive their liquidation preference only in the event of a dissolution, liquidation or winding up of the Company. However, the Company is not contemplating a dissolution, liquidation, or winding up and the merger does not constitute such a transaction. Moreover, HLHZFA noted that the holders of the Company's series A preferred stock cannot independently cause the Company to effectuate such a transaction that would provide the holders of the Company's series A preferred stock with all or any portion of their liquidation preference. As such, a discount to reflect the inability of such class of capital stock to independently effectuate a transaction, and therefore lack of control and resulting lack of liquidity, is in HLHZFA's view appropriate. HLHZFA utilized discounts ranging from 35 percent to 45 percent, resulting in an estimated value for the series A preferred stock of the Company (using the liquidation approach) of $18.98 per share to $22.44 per share.

Discounted Cash Flow Approach

        HLHZFA derived an indication of the range of price per share for the series A preferred stock by: a) utilizing projected aggregate liquidation preference values for the series A preferred stock during the period from 2003 through 2012 and b) calculating the net present value of any cash payments of dividends and redemption or liquidation proceeds using discount rates ranging from 18.0 percent to 22.0 percent.

        HLHZFA noted that in the Company's current financial condition it was unable to pay dividends on or redeem the series A preferred stock. As such, it is unclear how and when the holders of the Company's series A preferred stock will receive either dividends or proceeds from a redemption of the series A preferred stock. However, HLHZFA identified two scenarios in which the Company could (or would be forced to) provide a redemption (or liquidation) of the series A preferred stock. First, HLHFA considered that the Company may improve its operating performance sufficiently to be able to reinstate the series A preferred stock dividend and ultimately provide a redemption for the holders of the series A preferred stock. Second, HLHZFA noted that if the Company's financial performance were to deteriorate to a situation that involved bankruptcy, such an event may result in the series A preferred stock to be redeemed in connection with a liquidation of the Company's assets pursuant to a Chapter 11 bankruptcy filing.

        HLHZFA noted that the Company's financial condition had improved in recent periods and that a bankruptcy appeared unlikely. However, HLHZFA also noted (as represented by the Company's management) that the Company, due to its financial condition, would use any excess cash flow in the near and medium term to invest in its assets. Accordingly, HLHZFA did not strongly consider scenarios in the near term in which the Company, either though bankruptcy or a substantial improvement in its financial strength or liquidity, provided the opportunity for distributions or redemption to the holders of the series A preferred stock. Rather, in the absence of a capital infusion or equity financing, HLHZFA estimated that it would take between five and ten years for the Company, through the ordinary course of its operations, to provide liquidity for the series A preferred stock.

        Utilizing discount rates ranging from 18 percent to 22 percent, which HLHZFA selected to represent the risks associated with receiving either dividend or redemption payments for the series A preferred stock, and considering payments that were five to ten years in the future, HLHZFA estimated the series A preferred stock of the Company using the discounted cash flow approach to be in the range of $14.84 per share to $16.49 per share.

Recovery Approach and Step Down Approach—Comparable Bankruptcy Transactions

        HLHZFA's estimated Equity Value Range and the consideration to be provided in the merger are less than the total liquidation preference of the Company's series A preferred stock and series B preferred stock. As such, collectively, the Company's series A preferred stock and series B preferred stock are "impaired." HLHZFA also noted that though the series A preferred stock is senior to the series B preferred stock in certain circumstances, the holders of the Company's series A preferred stock cannot independently cause the Company to effectuate the types of transactions that would provide the holders of the Company's series A preferred stock their liquidation preference. Accordingly, HLHZFA considered the series A preferred stock to be impaired and therefore considered other situations in which securities are impaired, such as bankruptcies. Notwithstanding the foregoing, HLHZFA noted that the Company was not in bankruptcy, and that the rights of the security holders, such as the holders of the series A preferred stock, in bankruptcy differ materially from their rights outside of bankruptcy. HLHZFA also noted that impaired securities in bankruptcies are often debt securities and the series A preferred stock is an equity security. These noted distinctions limited HLHZFA's reliance on the analyses of comparable bankruptcy transactions.

        HLHZFA evaluated numerous recent bankruptcies, with particular emphasis on those bankruptcies that involved more than one class of impaired securities. Given the inherent difference between a bankruptcy transaction and the financial condition of Prime, HLHZFA did not focus on any one comparable bankruptcy transaction but rather considered a number of transactions taken as a group.

        HLHZFA considered the amount of consideration provided to the senior class of impaired security as well as the subordinated class of impaired security. The amount of consideration provided to an impaired security compared to such security's par value plus accrued dividends (the "Par Plus Accrued") represents the "recovery" provided in a restructuring transaction. HLHZFA noted that the senior class of impaired securities had median and average recoveries of approximately 55 percent of their Par Plus Accrued. HLHZFA also noted that in the bankruptcies in which the senior security experienced a recovery of greater than 50 percent, the median and average recoveries for the senior security in these "high recovery" situations was 87 percent and 75 percent, respectively, of their Par Plus Accrued. However, in bankruptcies in which the senior security experienced a recovery of less than 50 percent, the median and average recoveries for the senior security in these "low recovery" situations was 19 percent and 23 percent, respectively, of the Par Plus Accrued.

        With respect to the subordinated class of securities, HLHZFA noted that the subordinated class of impaired securities had median and average recoveries of 20 percent and 25 percent respectively of the subordinated security's Par Plus Accrued. When considering the high recovery situations (in which the senior security recovered greater than 50 percent of Par Plus Accrued) the median and average recovery for the subordinated security was 39 percent and 35 percent, respectively, of the subordinated security's Par Plus Accrued. When considering the low recovery situations (in which the senior security recovered less than 50 percent of Par Plus Accrued), the median and average recovery for the subordinated security was approximately 10% of the subordinated security's Par Plus Accrued.

        HLHZFA derived an indication of the range of price per share for the series A preferred stock utilizing the recovery methodology by: a) calculating the liquidation preference of the series A preferred stock as of June 30, 2003 and b) reviewing recovery amounts of Par Plus Accrued in comparable bankruptcy transactions, as set forth above. Based upon the overall median and average recovery for senior securities of 55 percent (as set forth above) HLHZFA selected a range of recovery of 50 percent to 60 percent to calculate the value of the series A preferred stock based upon the recovery methodology. Based upon the above analysis, HLHZFA estimated the series A preferred stock of the Company using the recovery approach to be in the range of $17.26 per share to $20.71 per share.

        HLHZFA also considered the relationship between the recovery provided to the senior class of impaired security and the subordinated class of impaired security, or the "Step Down," calculated as follows:

Recovery of Senior Security / Recovery of Subordinated Security

        HLHZFA noted that the mean and median "step down" ratio from the senior security to the subordinated security was 2.74x and 2.19x, respectively. HLHZFA noted that in the high recovery situations the median and average step down ratio from the senior security to the subordinated security was 2.24x and 2.16x, respectively, while in low recovery situations the median and average step down from the senior security to the subordinated security was 2.0x and 2.4x, respectively.

        HLHZFA derived an indication of the range of price per share for the series A preferred stock utilizing the step down methodology by: a) calculating the liquidation preference of the series A preferred stock as of June 30, 2003, b) calculating the liquidation preference of the series B preferred stock as of June 30, 2003, c) assuming approximately $107 million of proceeds to be shared between the series A preferred stock and series B preferred stock, (with an assumption that $8 million of the consideration paid to the Company in connection with the merger would be provided to the holders of common stock and common units, see "Fairness Analysis—Common Stock and Common Units", below), and d) reviewing implied step down ratios of senior security recoveries vis-à-vis subordinated security recoveries, as set forth above. Based upon the range of step down ratios exhibited by the comparable bankruptcy transactions, HLHZFA selected step down ratios of 2.25x to 2.75x. HLHZFA then used the selected range of step down ratios to calculate the implied recovery and value of both the series A preferred stock and series B preferred stock at each assumed step down ratio. Based upon $107 million of value to be shared amongst the series A preferred stock and the series B preferred stock, HLHZFA estimated the value of the series A preferred stock using the step down approach to be in the range of $19.10 per share to $21.31 per share.

Public Market Pricing Approach.

        HLHZFA derived an indication of the range of price per share for the series A preferred stock by: a) reviewing the public trading history and pricing of the series A preferred stock and b) applying appropriate premiums to reflect an inducement to approve a change of control transaction. HLHZFA noted that the series A preferred stock trades with sporadic volume, but has exhibited, as of June 26, 2003, a current price of $10.50 per share, a five day average price of $10.10 pre share, a one month average price of $9.75 per share, a six month average price of $9.52 per share, and a one year average price of $7.51 per share. HLHZFA noted that in recent change of control transactions involving companies in the real estate industry, the median and average premiums paid in change of control transactions were both approximately 15 percent. HLHZFA also noted that in recent change of control transactions involving companies in all industries, the median and average premiums paid in change of control transactions were 35 percent and 49 percent, respectively. HLHZFA selected a premium of 20 percent to apply to the market price of the series A preferred stock. Based upon the above analysis, HLHZFA estimated the series A preferred stock of the Company using the public market approach to be in the range of $11.70 per share to $12.60 per share.

Series A Preferred Stock Conclusions

        The aforementioned liquidation approach, discounted cash flow approach, recovery approach, step down approach and public market pricing approach provided HLHZFA with indications of the series A preferred stock price per share which ranged from a low of $11.70 to a high of $22.44 per share. HLHZFA considered various averages and medians of the various valuation methodologies that narrowed the overall range of concluded value for the series A preferred stock to $16.11 to $18.61.

        HLHZFA noted that in the absence of the merger, the series A preferred stock would likely have very limited liquidity in the public market. HLHZFA observed that no alternative to the merger provided the holders of the series A preferred stock with either (a) the liquidity or (b) greater consideration, be it in the form of cash or stock, that is provided to the holders of the series A preferred stock in connection with the merger.

        Finally, HLHZFA noted that the consideration to be provided to the holders of the series A preferred stock in connection with the transaction is $16.25 per share, a price which represents a 55 percent premium over the spot price as of June 26, 2003, a 61 percent premium over the five day average price as of June 26, 2003, a 67 percent premium over the one month average price as of June 26, 2003, and a 116 percent premium over the one year average price as of June 26, 2003. Based on the above analyses, HLHZFA determined that the consideration to be received by the holders of the Company's series A preferred stock in connection with the merger is fair, from a financial point of view, to the holders of the Company's series A preferred stock. Notwithstanding the foregoing, neither the aforementioned analyses nor HLHZFA's Opinion addresses the fairness, from a financial point of view, of the consideration to be received by the holders of the Company's series A preferred stock in connection with the merger vis-à-vis the fairness, from a financial point of view, of the consideration to be received by the holders of the Company's series B preferred stock or common stock or common units in connection with the merger. Neither Houlihan Lokey nor HLHZFA has made any recommendation to the Company, the Special Committee, or the board of directors, as to the form of, or the amount of, consideration to be provided to the holders of the series A preferred stock in connection with the merger.

Fairness Analysis—Series B Preferred Stock

        In order to evaluate the fairness, from a financial point of view, of the consideration to be provided to the holders of the Company's series B preferred stock, HLHZFA first estimated the value of the Company's series B preferred stock and then compared such estimated value with the consideration to be provided to the holders of the series B preferred stock in connection with the merger.

Valuation Analysis of the Company's Series B Preferred Stock

        In order to determine the estimated value of a share of the Company's series B preferred stock, HLHZFA primarily used the following methodologies: (i) a liquidation approach, (ii) a recovery approach and (iii) a step down approach, and (iv) a public market pricing approach. HLHZFA did not utilize a discounted cash flow approach when determining the estimated value of a share of the Company's series B preferred stock as, in HLHZFA's view, absent a transaction, there is no likely growth scenario that results in the redemption of the series B preferred stock. Therefore, the discounted cash flow approach is not a relevant valuation approach in determining the estimated value of a share of the Company's series B preferred stock. The analysis required review of the rights and privileges of the series B preferred stock, which has a par value of $195.7 million, or $25.00 per share. HLHZFA noted that the Company had previously suspended all dividends to the holders of its series B preferred stock, and that the series B preferred stock had accrued dividends of approximately $60.3 million, or $7.70 per share, resulting in an aggregate liquidation preference as of June 30, 2003 of approximately $256.0 million, or $32.40 per share.

Liquidation Approach.

        HLHZFA derived a range of estimated values per share for the series B preferred stock by: a) assuming an equity value of the Company at $115 million, b) calculating the liquidation preference of the series A preferred stock as of June 30, 2003, c) assuming immediate liquidation and full recovery to the series A preferred stock and d) calculating any remaining value which would then be available to the series B preferred stock pursuant to its junior preference vis-à-vis the series A preferred stock. Based upon the above analysis, HLHZFA estimated the series B preferred stock of the Company using the liquidation approach to be $4.55 per share.

Recovery Approach and Step Down Approach—Comparable Bankruptcy Transactions

        HLHZFA's estimated Equity Value Range and the consideration to be provided in the merger are less than the total liquidation preference of the Company's series A preferred stock and series B preferred stock. As such, collectively, the Company's series A preferred stock and series B preferred stock are "impaired." Because the series B preferred stock is junior in terms of liquidation preference to the series A preferred stock, HLHZFA considered the series B preferred stock to be impaired and therefore considered other situations in which securities are impaired, such as bankruptcies. Notwithstanding the foregoing, HLHZFA noted that the Company was not in bankruptcy, and security holders' rights in bankruptcy differ from the rights of the series B preferred stock. HLHZFA also noted that impaired securities in bankruptcies are often debt securities and the series B preferred stock is not a debt security but rather an equity security. These observations limit HLHFA's reliance on the analyses set forth below.

        HLHZFA evaluated numerous recent bankruptcies, with particular emphasis on those bankruptcies that involved more than one class of impaired securities. Given the inherent difference between a bankruptcy transaction and the financial condition of Prime, HLHZFA did not focus on any one comparable bankruptcy transaction but rather considered a number of transactions taken as a group.

        HLHZFA considered the amount of consideration provided to the senior class of impaired security as well as the subordinated class of impaired security. The amount of consideration provided to an impaired security compared to such security's Par Plus Accrued represents the "recovery" provided in a restructuring transaction. HLHZFA noted that the subordinated class of impaired securities had median and average recoveries of 20 percent and 25 percent respectively of the subordinated security's Par Plus Accrued. HLHZFA also noted that in the bankruptcies in which the senior security experienced a recovery of greater than 50 percent of Par Plus Accrued, the median and average recoveries for the subordinated security was 39 percent and 35 percent, respectively, of the subordinated security's Par Plus Accrued. However, in bankruptcies in which the senior security experienced a recovery of less than 50 percent of Par Plus Accrued, the median and average recovery for the subordinated security was approximately 10 percent of the subordinated security's Par Plus Accrued.

        With respect to the senior impaired security, HLHZFA noted that the senior class of impaired securities had median and average recoveries of approximately 55 percent of their Par Plus Accrued. HLHZFA also noted that in the bankruptcies in which the senior security experienced a recovery of greater than 50 percent, the median and average recoveries for the senior security in these "high recovery" situations was 87 percent and 75 percent, respectively, of their Par Plus Accrued. However, in bankruptcies in which the senior security experienced a recovery of less than 50 percent, the median and average recoveries for the senior security in these "low recovery" situations was 19 percent and 23 percent, respectively, of the Par Plus Accrued.

        HLHZFA derived an indication of the range of price per share for the series B preferred stock utilizing the recovery methodology by: a) calculating the liquidation preference of the series B preferred stock as of June 30, 2003 and b) reviewing recovery amounts of Par Plus Accrued in comparable bankruptcy transactions, as set forth above. Based upon the overall median and average recovery for subordinated securities of 20 percent to 25 percent (as set forth above) HLHZFA selected a range of recovery of 20 percent to 30 percent to calculate the value of the series B preferred stock based upon the recovery methodology. Based upon the above analysis, HLHZFA estimated the series B preferred stock of the Company using the recovery approach to be in the range of $6.54 per share to $9.81 per share.

        HLHZFA also considered the relationship between the recovery provided to the senior class of impaired security and the subordinated class of impaired security, or the "Step Down," calculated as follows:

Recovery of Senior Security / Recovery of Subordinated Security

        HLHZFA noted that the mean and median "step down" ratio from the senior security to the subordinated security was 2.74x and 2.19x, respectively. HLHZFA noted that in the high recovery situations the median and average step down ratio from the senior security to the subordinated security was 2.24x and 2.16x, respectively, while in low recovery situations the median and average step down from the senior security to the subordinated security was 2.0x and 2.4x, respectively.

        HLHZFA derived an indication of the range of price per share for the series B preferred stock utilizing the step down methodology by: a) calculating the liquidation preference of the series A preferred stock as of June 30, 2003, b) calculating the liquidation preference of the series B preferred stock as of June 30, 2003, c) assuming approximately $107 million of proceeds to be shared between the series A preferred stock and series B preferred stock, (with an assumption that $8 million of the consideration paid to the Company in connection with the merger would be provided to the holders of common stock and common units, see "Fairness Analysis—Common Stock and Common Units", below), and d) reviewing implied step down ratios of senior security recoveries vis-à-vis subordinated security recoveries, as set forth above. Based upon the range of step down ratios exhibited by the comparable bankruptcy transactions, HLHZFA selected step down ratios of 2.25x to 2.75x. HLHZFA then used the selected range of step down ratios to calculate the implied recovery and value of both the series A preferred stock and series B preferred stock at each assumed step down ratio. Based upon $107 million of value to be shared amongst the series A preferred stock and the series B preferred stock, HLHZFA estimated the value of the series B preferred stock using the step down approach to be in the range of $7.34 per share to $8.04 per share.

Public Market Pricing Approach.

        HLHZFA derived an indication of the range of price per share for the series B preferred stock by: a) reviewing the public trading history and pricing of the series B preferred stock and b) applying appropriate premiums to reflect an inducement to approve a change of control transaction. HLHZFA noted that the series B preferred stock trades with sporadic volume, but has exhibited, as of June 26, 2003, a current price of $5.35 per share, a five day average price of $5.33 pre share, a one month average price of $5.51 per share, a six month average price of $5.47 share, and a one year average price of $4.30 share. HLHZFA noted that in recent change of control transactions involving companies in the real estate industry, the median and average premiums paid in change of control transactions were both approximately 15 percent. HLHZFA also noted that in recent change of control transactions involving companies in all industries, the median and average premiums paid in change of control transactions were 35 percent and 49 percent, respectively. HLHZFA selected a premium of 20 percent to apply to the market price of the series B preferred stock. Based upon the above analysis, HLHZFA estimated the series B preferred stock of Prime using the public market approach to be in the range of $6.42 per share to $6.61 per share.

Series B Preferred Stock Conclusions

        The aforementioned liquidation approach, recovery approach, step down approach and public market pricing approach provided HLHZFA with indications of the series B preferred stock price per share which ranged from a low of $4.55 to a high of $9.81 per share. HLHZFA considered various averages and medians of the various valuation methodologies that narrowed the overall range of concluded value for the series B preferred stock to $6.15 to $7.24.

        HLHZFA noted that the consideration to be provided to the holders of the series B preferred stock in connection with the transaction is $8.66 per share, a price which represents a 62 percent premium over the spot price as of June 26, 2003, a 63 percent premium over the five day average price as of June 26, 2003, a 57 percent premium over the one month average price as of June 26, 2003, and a 101 percent premium over the one year average price as of June 26, 2003. Based on the above analyses, HLHZFA determined that the consideration to be received by the holders of the Company's series B preferred stock in connection with the merger is fair, from a financial point of view, to the holders of the Company's series B preferred stock. Notwithstanding the foregoing, neither the aforementioned analyses nor HLHZFA's Opinion addresses the fairness, from a financial point of view, of the consideration to be received by the holders of the Company's series B preferred stock in connection with the merger vis-à-vis the fairness, from a financial point of view, of the consideration to be received by the holders of the Company's series A preferred stock or common stock or common units in connection with the merger. Neither Houlihan Lokey nor HLHZFA has made any recommendation to the Company, the Special Committee, or the board of directors as to the form of, or the amount of, consideration to be provided to the holders of the series B preferred stock in connection with the merger.

Fairness Analysis—Common Stock and Common Units

        In order to evaluate the fairness, from a financial point of view, of the consideration to be provided to the holders of the Company's common stock and common units, HLHZFA first estimated the value of the Company's common stock and then compared such estimated value with the consideration to be provided to the holders of the common stock in connection with the merger.

Valuation Analysis of the Company's Common Stock

        HLHZFA's estimated Equity Value Range and the consideration to be provided in the merger are less than the total liquidation preference of the Company's series A preferred stock and series B preferred stock. As such, collectively, the Company's series A preferred stock and series B preferred stock are "impaired." This implies that the Company's common stock, which is junior to both the Company's series A preferred stock and series B preferred stock, has very nominal or speculative fundamental value. Rather, provided that the Company is not in bankruptcy, the common stock derives its value by virtue of its rights to elect a majority of the board of directors and participate via a vote as a class in certain major corporate events. HLHZFA observed that in order for a significant corporate event to be consummated, the holders of the common stock must approve of that event. As such, in order to induce an approval of any proposed corporate event requiring a vote (such as the proposed merger), some premium must be provided to the common stock vis-à-vis the alternative. As such, HLHZFA has considered only the existing public market pricing approach and has applied a premium in its valuation of the common stock.

Public Market Pricing Approach.

        HLHZFA derived an indication of the range of price per share for the common stock by: a) reviewing the public trading history and pricing of the common stock and b) applying appropriate premiums to reflect an inducement to approve a change of control transaction. HLHZFA noted that the common stock trades with sporadic volume, but has exhibited, as of June 26, 2003, a current price of $0.12 per share, a five day average price of $0.13 pre share, a one month average price of $0.13 per share, a six month average price of $0.15 share, and a one year average price of $0.12 share. HLHZFA noted that in recent change of control transactions involving companies in the real estate industry, the median and average premiums paid in change of control transactions were both approximately 15 percent. HLHZFA also noted that in recent change of control transactions involving companies in all industries, the median and average premiums paid in change of control transactions were 35 percent and 49 percent, respectively. HLHZFA selected a premium of 20 percent to apply to the market price of the series A preferred stock. Based upon the above analysis, HLHZFA estimated the common stock of the Company using the public market approach to be in the range of $0.14 per share to $0.15 per share.

Common Stock Conclusions

        The aforementioned public market pricing approach provided HLHZFA with indications of the common stock price per share that ranged from a low of $0.14 to a high of $0.15 per share. HLHZFA noted that the consideration to be provided to the holders of the common stock in connection with the transaction is $0.18 per share, a price which represents a 50 percent premium over the spot price as of June 26, 2003, a 41 percent premium over the five day average price as of June 26, 2003, a 43 percent premium over the one month average price as of June 26, 2003, and a 48 percent premium over the one year average price as of June 26, 2003. Based on the above analyses, HLHZFA determined that the consideration to be received by the holders of the Company's common stock in connection with the merger is fair, from a financial point of view, to the holders of the Company's common stock. Notwithstanding the foregoing, neither the aforementioned analyses nor HLHZFA's Opinion addresses the fairness, from a financial point of view, of the consideration to be received by the holders of the Company's common stock in connection with the merger vis-à-vis the fairness, from a financial point of view, of the consideration to be received by the holders of the Company's series A preferred stock or series B preferred stock in connection with the merger.    Neither Houlihan Lokey nor HLHZFA has made any recommendation to the Company, the Special Committee, or the board of directors as to the form of, or the amount of, consideration to be provided to the holders of the common stock or common units in connection with the merger.

Assumptions

        As a matter of course, Prime does not publicly disclose forward-looking financial information. Nevertheless, in connection with its review, HLHZFA considered financial projections. These financial projections were prepared by the management of Prime. The financial projections were prepared under market conditions as they existed as of approximately June 2003 and Prime's management does not intend to provide HLHZFA with any updated or revised financial projections in connection with the merger or otherwise. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of Prime, may cause the financial projections or the underlying assumptions to be inaccurate. As a result, the financial projections should not be relied upon as necessarily indicative of future results, and readers of this document are cautioned not to place undue reliance on such financial projections.

        In arriving at its Opinion, HLHZFA reviewed key economic and market indicators, including, but not limited to, growth in the U.S. Gross Domestic Product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. The Opinion is based on the business, economic, market and other conditions as they existed as of July 8, 2003 and on the financial projections provided to HLHZFA as of such date. In rendering its Opinion, HLHZFA has relied upon and assumed, without independent verification that the accuracy and completeness of the financial and other information provided to HLHZFA by the management of Prime, including the projections, was reasonably prepared and reflects the best currently available estimates of the financial results and condition of Prime; and that no material changes have occurred in the information reviewed between the date the information was provided and the date of the Opinion. HLHZFA did not independently verify the accuracy or completeness of the information supplied to it with respect to Prime and does not assume responsibility for it. HLHZFA did not make any independent appraisal of the specific properties or assets of Prime.

        The summary set forth above describes the material points of more detailed analyses performed by HLHZFA in arriving at its Opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its Opinion, HLHZFA made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, HLHZFA believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in HLHZFA's Opinion. In its analysis, HLHZFA made numerous assumptions with respect to the Company, the merger, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of Prime are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

ANNEX A

July 8, 2003

The Board of Directors
and the Special Committee of the Board of Directors of
Prime Retail, Inc.
100 East Pratt Street
19th Floor
Baltimore, Maryland 21202

Dear Members of the Board of Directors and the Special Committee:

        We understand that Prime Retail, Inc. (the "Company"), Prime Outlets Acquisition Company, LLC (the "Buyer"), an affiliate of the Lightstone Group, LLC ("Lightstone"), and Lightstone intend to enter into that certain Merger Agreement (defined herein) pursuant to which the Buyer would acquire all of the outstanding capital stock of the Company, and all outstanding rights or options to acquire such capital stock, for Total Transaction Consideration (as defined in the Merger Agreement) of $115 million in cash (the "Acquisition"). The Acquisition would be effected through a merger of the Company with and into the Buyer (the "Merger"). In connection with the Acquisition, each holder of the Company's Series A preferred stock (other than the Company, the Buyer and any affiliate thereof or a holder who has perfected dissenter, appraisal or similar rights) will receive cash consideration in the amount of $16.25 per Series A preferred share (the "Series A Consideration"), each holder of the Company's Series B preferred stock (other than the Company, the Buyer and any affiliate thereof or a holder who has perfected dissenter, appraisal or similar rights) will receive cash consideration in the amount of $8.66 per Series B preferred share (the "Series B Consideration"), and holders of the Company's common stock (other than the Company, the Buyer and any affiliate thereof or a holder who has perfected dissenter, appraisal or similar rights) will receive cash consideration in the amount of $0.18 per common share (the "Common Stock Consideration"). We further understand, and as detailed in the Merger Agreement, the Company has agreed to pay the Buyer a termination fee of $4.5 million, plus expenses of up to $1.5 million, under certain circumstances if the Acquisition and Merger are not completed. In certain other circumstances in which the Acquisition and Merger have not been completed but a termination fee is not payable, the Company has also agreed to reimburse the Buyer for its expenses up to $3.5 million. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement.

        We further understand that one of the conditions to the closing of the "Merger" is that the partnership agreement (the "Partnership Agreement") of Prime Retail, L.P. (the "Partnership") be amended and restated (the "Proposed Partnership Agreement") to provide that: (i) each existing limited partner have the option of converting all (but not less than all) of its existing common units into a like number of preferred units (each a "Series C Unit" and, collectively, the "Series C Units") with a fixed preference (the "Series C Unit Stated Amount") equal to the Common Stock Consideration; (ii) the remaining two classes of Partnership preferred units (the "Series A Preferred Units" and "Series B Preferred Unit", respectively) and the remaining common units held by the Company or by non-converting limited partners (the "Common Units") would remain in place; provided, however, that (a) from and after the closing of the Merger the Common Units held by limited partners may be exchanged, at the option of the holder, for an amount in cash per Common Unit equal to the Common Stock Consideration and (b) in the event that limited partners holding a majority of the Common Units held by limited partners as of the closing of the Merger elect to convert their Common Units into Series C Units then all outstanding Common Units held by limited partners automatically shall be converted into a like number of Series C Units; (iii) the Series C Units will accrue distributions at an annual rate of six percent (6%) of the Series C Unit Stated Amount, and to the extent a quarterly distribution is not paid, the shortfall carries forward as a priority distribution; (iv) the Series C Units shall have first priority over existing Series A Preferred Units, Series B Preferred Units and remaining Common Units in connection with any distributions made by the Partnership until the quarterly distributions referenced above are current, and all distributions thereafter (until Partnership liquidation or exercise of the put right in respect of Series C Units described below) shall be in accordance with the current order and priority for the Series A Preferred Units, Series B Preferred Units and Common Units; (v) the existing allocation provisions with respect to profits and losses (and items thereof) shall be amended to reflect the relative sharing of distributions between the holders of Series C Units and the holders of Series A Preferred Units, Series B Preferred Units and Common Units; (vi) the Partnership shall not adjust the capital accounts of any partner in connection with the consummation of the Merger, and upon liquidation, the Partnership shall continue to distribute proceeds to its partners (after the payments of debt) in accordance with the positive capital account balances of applicable partners; (vii) each holder of Series C Units shall have the right to put all of his or her Series C Units to the Partnership (or its general partner) for an amount equal to the Series C Unit Stated Amount plus the amount of gross income previously allocated to such partner with respect to the Series C Units (to reflect the 6% preferred return after the effective date of the Proposed Partnership Agreement) which was not previously distributed (the aggregate amount being the "Put Price"); and (viii) upon any exercise of the option to convert Common Units into Series C Units, the converting limited partner would agree to waive any and all rights in respect of any existing tax protection provided in the merger agreement between the Company and the former Horizon Group Properties, Inc. (the "Existing Tax Protection") in favor of tax protection set forth in the Proposed Partnership Agreement which includes restrictions on the sale of the property and requirements of minimum debt levels. Similarly, holders of Series C Units who did not elect to convert their Common Units will not be entitled to the tax protections set forth in the Proposed Partnership Agreement unless such holders waive any and all rights in respect of the Existing Tax Protections.

        We further understand that as a condition to entering into the Merger Agreement the Buyer has required that certain members of the Company's Board of Directors who represent the Company's Series A and Series B preferred shareholders (collectively) enter into voting agreements and vote their shares in favor of the Merger. Finally, we understand that the consummation of the Acquisition is conditioned upon: (i) requisite approval of each class of the Company's capital stock, (ii) absence of any Material Adverse Effect, (iii) the Company's representations and warranties being true and correct as of the closing date subject to certain exceptions, (iv) the Company having performed or complied in all material respects with its agreements and covenants, subject to certain exceptions, (v) certain third party consents having been obtained, including certain lender's consents, (vi) no shareholder dissenter actions pending involving, in the aggregate, more than three percent of the shares of the Company's capital stock.

        The Acquisition of the Company's outstanding Series A preferred shares, Series B preferred shares, and common shares, the resulting Merger, the amendment of the Partnership Agreement into the Proposed Partnership Agreement, are collectively referred to herein as the "Transaction." The terms and conditions of the Acquisition and the Merger are more fully set forth in the Merger Agreement.

        You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address: (i) the Company's underlying business decision to effect the Transaction, (ii) the tax consequences of the Transaction to the holders of the Series A Preferred Stock, Series B Preferred Stock, Common Stock or Common Units, (iii) the fairness, from a financial point of view, of the consideration to be received by the holders of any particular class or series of the Company's capital stock or equity interests in connection with the Transaction vis-à-vis the fairness, from a financial point of view, of the consideration to be received by the holders of the Company's other capital stock or equity interests or other securities in connection with the Transaction, (iv) any matters not set forth specifically in this Opinion.

        In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed the documents and schedules on Exhibit 1 hereto.

        We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. We have assumed that the Acquisition and the Merger will be consummated on the terms set forth in the draft Merger Agreement.

        We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion.

        We express no opinion or recommendation as to how the stockholders of the Company should vote at any stockholders' meeting held to approve the Merger. Additionally, we express no opinion or recommendation as to: (i) whether the limited partners of the Partnership should convert their existing Partnership interests into Series C Units, (ii) whether the limited partners of the Partnership should convert their existing Partnership interests into common stock, or (iii) whether the limited partners of the Partnership should not convert and therefore continue to hold Common Units.

        Based upon the foregoing, and in reliance thereon, it is our opinion that the aggregate consideration to be collectively received by the holders of the Company's Series A Preferred Stock, Series B Preferred Stock, and Common Stock and Common Units in connection with the Transaction is fair, from a financial point of view, to such holders collectively. Furthermore, based upon the foregoing, and in reliance thereon, it is our opinion that:

  (i)
  the consideration to be received by the holders of the Company's Series A Preferred Stock in connection with the Transaction is fair, from a financial point of view, to the holders of the Company's Series A Preferred Stock,

  (ii)
  the consideration to be received by the holders of the Company's Series B Preferred Stock in connection with the Transaction is fair, from a financial point of view, to the holders of the Company's Series B Preferred Stock,

  (iii)
  the consideration to be received by the holders of the Company's common stock in connection with the Transaction is fair, from a financial point of view, to the holders of the Company's common stock, and

  (iv)
  the consideration to be received by the holders of the Common Units (other than the Company) in connection with the Transaction is fair, from a financial point of view, to such holders of the Common Units.

/s/
HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Exhibit 1

1.
met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations, performance of the Company and the Transaction;

2.
reviewed the Company's Form 10-K for the fiscal years ended 2002 and quarterly reports on Form 10-Q for the quarters ending March 31, 2003, September 30, 2002, June 30, 2002;

3.
reviewed the Company's Form 8-K for the period ending March 31, 2003;

4.
reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ended 2003 through 2006;

5.
reviewed other financial information, prepared by management, including, but not limited to:

—
a schedule of the Company's free and clear cash balance as of December 31, 2002;

—
a schedule of the Company's debt balance dated June 9, 2003;

—
a schedule of Series A Preferred and Series B Preferred accrued and unpaid dividends dated February 8, 2003;

—
a schedule of Surplus Property as of March 10, 2003;

—
the business plan dated March 22, 2003, detailing the progress and schedule of the disposition of certain assets;

—
a schedule summarizing the Company's severance agreements for senior management and expected costs to be incurred by the Company as March 11, 2003;

—
a schedule comparing the Company's net operating income for FYE 2002 and projected 2003;

—
a schedule of actual and projected income related to joint-venture properties; and

—
a schedule of projections detailing the joint venture transaction summary of Bridge Loan Sale.

6.
a proposal on Mega Deal refinancing;

7.
reviewed the Company's Definitive Proxy Statements dated December 6, 2001, June 11, 2002, and June 10, 2003;

8.
reviewed the Company's prospectus for the Series A Preferred, Series B Preferred and Common shares prepared by Friedman, Billings, Ramsey & Co. dated March 15, 1994;

9.
reviewed excerpts from the Sky Merger S-4 filed April 29, 1998 with the Series A Preferred, Series B Preferred and Common Shareholder Rights and Privileges and amendments thereafter, as provided by Winston & Strawn;

10.
reviewed 13-D filings with respect to the Company's Series A Preferred, Series B Preferred and Common shares;

11.
held discussions with certain restricted holders of the Company's Series A Preferred and Series B Preferred;

12.
reviewed copies of appraisals of certain of the Company's real estate property outlets performed on various dates ranging from 1996 through 2001;

13.
reviewed copies of analyses prepared by CB Richard Ellis regarding 12 properties within the Prime Retail portfolio, prepared August 2002;

14.
reviewed copies of the list of holders of the Company's Series A Preferred, Series B Preferred and Common shares, respectively, compiled by Bondholder Communication Group as of May 10, 2002;

15.
reviewed the Offering Memorandum prepared by Granite Partners, LLC dated September 17, 2002;

16.
reviewed the following draft minutes for the meetings of the Company's Special Committee of the Board of Directors:

—
September 24, 2002;

—
January 16, 2003;

—
January 31, 2003;

—
February 10, 2003

—
February 13, 2003;

—
March 3, 2003;

—
March 12, 2003;

—
April 18, 2003;

—
April 29, 2003;

—
May 2, 2003;

—
May 9, 2003;

—
May 14, 2003;

—
May 28, 2003;

—
June 2, 2003;

—
June 5, 2003;

—
June 9, 2003;

—
June 24, 2003; and

—
July 1, 2003.

17.
reviewed the following approved minutes for the meetings of the Company's Special Committee of the Board of Directors:

—
December 13, 2002; and

—
December 23, 2002.

18.
reviewed the following draft notes of the minutes for the meetings of the Company's Board of Directors:

—
April 29, 2003;

—
May 14, 2003;

—
June 9, 2003;

—
June 24, 2003; and

—
July 1, 2003.

19.
reviewed the following approved minutes for the meetings of the Company's Board of Directors:

—
December 13, 2002;

—
December 23, 2002;

—
January 31, 2003;

—
February 13, 2003;

—
February 24, 2003;

  —
  March 3, 2003; and

  —
  March 12, 2003.

20.
reviewed copies of the following agreements:

—
the Agreement and Plan of Merger (the "Merger Agreement") by and between Prime Outlets Acquisition Company, LLC and the Company dated July 8, 2003; and

—
the fourth amended and restatement of the Partnership Agreement.

21.
reviewed recent public company financial restructurings and bankruptcies;

22.
reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company;

23.
reviewed the historical market prices and trading volume for the Company's publicly traded securities; and

24.
conducted such other studies, analyses and inquiries as we have deemed appropriate.